Exhibit 2.1

Certain exhibits and schedules to this Exhibit

marked with “[***]” have been omitted

in accordance with Regulation S-K, Item 601(a)(5).

BUSINESS COMBINATION AGREEMENT

BY AND BETWEEN

ISRAEL ACQUISITIONS CORP,

AND

POMVOM LTD.

DATED AS OF JANUARY 2, 2024

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EXHIBITS

Exhibit A	Form of Sponsor Support Agreement

Exhibit B	Form of Transaction Support Agreement

Exhibit C	Form of Registration Rights and Lock-Up Agreement

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 2, 2024, is entered into by and between Israel Acquisitions Corp, a Cayman Islands exempted company (“SPAC”) and Pomvom Ltd., a company organized under the laws of the State of Israel (the “Company”) whose shares are listed for trading on the TASE. SPAC and the Company shall each be referred to herein from time to time as a “Party” and collectively as the “Parties.” Each capitalized term used but not otherwise defined herein has the meaning set forth in Section 1.1.

WHEREAS, SPAC is a blank check company established for the purpose of effecting a merger, capital share exchange, asset acquisition, stock purchase, reorganization or other similar Business Combination involving SPAC and one or more businesses or entities;

WHEREAS, after the date of this Agreement and prior to the Closing Date, the Company shall cause a company organized under the laws of the State of Israel and wholly owned by a trustee (“NewPubco”) to be formed, and to execute a joinder to this Agreement pursuant to Section 5.2(e);

WHEREAS, after the date of this Agreement and prior to the Closing Date, the Company shall cause a Cayman Islands exempted company and wholly owned, direct Subsidiary of NewPubco (“Merger Sub”) to be formed, and to execute a joinder to this Agreement pursuant to Section 5.2(e);

WHEREAS, NewPubco and Merger Sub shall be formed solely for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, promptly following the execution of this Agreement the Company shall (a) file an application with the ISA for the Israeli Securities Law Approvals, (b) file an application with the TASE for the delisting of the Company Ordinary Shares effective as of the Closing, and (c) file a motion with the appropriate court in Israel in accordance with Section 350 of the Israeli Companies Law, requesting that the court (i) convene meetings of the holders of the Company Ordinary Shares, the Company Options and the Company RSUs to vote on the Company Equityholder Proposals, and (ii) grant the Section 350 Approvals;

WHEREAS, prior to the Equity Exchange, the Company shall effect the Share Split in accordance with Section 2.1;

WHEREAS, upon the terms and subject to the conditions of this Agreement (including receipt of the Israeli Securities Law Approvals, the Section 350 Approval and the SPAC Shareholder Approval), NewPubco and the holders of the Company Ordinary Shares, the Company Options and the Company RSUs shall effect the Equity Exchange;

WHEREAS, upon the terms and subject to the conditions of this Agreement, on the Closing Date, in accordance with the Cayman Companies Law, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly owned Subsidiary of NewPubco;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) approved this Agreement, the Ancillary Documents (including the Plan of Merger) to which SPAC is or will be a party and the Transactions (including the Merger), (b) determined that this Agreement and the Transactions, including the Merger and Plan of Merger, are advisable and are fair to and in the best interests of SPAC and its shareholders, and (c) recommended, among other things, approval of this Agreement and the Transactions (including the Merger and the Plan of Merger) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) (i) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Share Split and the Equity Exchange), (ii) determined that this Agreement and the Transactions, including the Equity Exchange, are advisable and are fair to and in the best interests of the Company and its shareholders, and (iii) recommended that the Company Shareholders and the holders of the Company Options and Company RSUs approve this Agreement and the Transactions (including the Share Split and the Equity Exchange), and (b) authorized, subject to the approval of the appropriate court in the Section 350 Proceeding, the calling of the Company Equityholders Meetings (collectively, the “Company Board Recommendation”);

WHEREAS, prior to the Closing, NewPubco may enter into subscription agreements, in form to be mutually agreed between SPAC and the Company (as amended, supplemented or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”), pursuant to which, among other things, (i) each Subscriber shall agree to subscribe for and purchase on the Closing Date immediately following the Closing, and NewPubco shall agree to issue and sell to each such Subscriber on the Closing Date immediately following the Closing, the number of NewPubco Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”) and (ii) if applicable and unless otherwise consented to by the Company, each Subscriber shall agree, for the benefit of SPAC, (a) to not exercise its Redemption Rights in respect of the SPAC Shares beneficially owned by it, or any other shares, capital stock or other equity interests, as applicable, of SPAC, which it holds on the date of the Subscription Agreements, on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Sponsor, SPAC and the Company are entering into the letter agreement in substantially the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote in favor of this Agreement and the Transactions (including the Merger) on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with or following the execution of this Agreement, certain Company Shareholders (which shall include all of the directors concurrently with the execution of this Agreement, collectively, the “Supporting Company Shareholders”), are entering into transaction support agreements, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder, separately and independently, has agreed to vote in favor of the approval of the Company Equityholder Proposals at the Company Equityholders Meetings on the terms and subject to the conditions set forth in the Transaction Support Agreements;

WHEREAS, pursuant to the Redemption Rights set forth in the SPAC Articles of Association, SPAC is required to provide an opportunity for its Public Shareholders to have their outstanding SPAC Shares redeemed for the consideration, on the terms and subject to the conditions and limitations set forth therein and in the Trust Agreement (the “Offer”);

WHEREAS, at Closing, NewPubco, SPAC, certain Company Shareholders and the Sponsor shall enter into the Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form set forth on Exhibit C;

WHEREAS, in connection with the Equity Exchange, subject to receipt of the approval of the holders of the NewPubco Ordinary Shares and the Company Equityholder Approval, NewPubco intends to adopt the NewPubco A&R Articles of Association to be effective at the Equity Exchange Effective Time;

WHEREAS, in connection with the Equity Exchange, the Company intends to adopt the Company A&R Articles of Association to be effective at the Equity Exchange Effective Time, subject to receipt of approval by the Company’s Shareholders; and

WHEREAS, for U.S. federal income Tax purposes, it is intended that taken together the Equity Exchange, the Merger, and the PIPE Financing, if applicable, will qualify as an exchange under Section 351 of the Code (the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I.
CERTAIN DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“102 Awards Tax Ruling” has the meaning set forth in Section 5.5(e)(i).

“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Options, the Company 102 Restricted Share Units and the Company 102 Shares.

“Additional Financing” means any commitments or other Contract for the purchase of any debt securities, convertible debt securities or other Equity Securities of SPAC, NewPubco or the Company, prior to, or upon the Closing, whether funded to SPAC, NewPubco or the Company or one of their respective Subsidiaries, including, for the avoidance doubt, any Company Permitted Interim Financing.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that in no event shall any investment fund or portfolio company controlling or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available prior to the Closing for release to SPAC (or any designee thereof) from the Trust Account, after giving effect to (i) all of the SPAC Shareholder Redemptions, (ii) payment of the Company Expenses and SPAC Expenses and (iii) payment of all SPAC Liabilities plus (b) the PIPE Financing Amount plus (c) the Additional Financing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means the Sponsor Support Agreement, the Subscription Agreements, the Transaction Support Agreements, the Registration Rights and Lock-Up Agreement, the Joinder Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement and executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 5737-1977, and any other applicable anti-money laundering, anti-kickback, anti-bribery or anti-corruption Laws.

“Assumed Company Options” has the meaning set forth in Section 2.2(a)(ii).

“Assumed Company RSUs” has the meaning set forth in Section 2.2(a)(iii).

“Benchmark Analysis” has the meaning set forth in Section 5.20.

“Business Combination” means a proposed initial merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Cayman Companies Law” means the Companies Act (as revised) of the Cayman Islands.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization.

“Closing” has the meaning set forth in Section 2.8.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Registrar” means the Israeli Registrar of Companies.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 102 Options” means any Company Options granted under Section 102 of the Ordinance.

“Company 102 Restricted Share Units” means any Company RSUs granted under Section 102 of the Ordinance.

“Company A&R Articles of Association” means the amended and restated articles of association of the Company to be adopted by the Company on the Closing Date, in such form as mutually agreed by SPAC and the Company.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 5.6(b).

“Company Allocation Schedule” has the meaning set forth in Section 2.7(c).

“Company Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition by a Third Party, directly or indirectly, of more than 20% of the outstanding Company Ordinary Shares, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning (as defined under Section 13(d) of the Exchange Act) more than 20% of the Company Ordinary Shares; or (b) any acquisition by any Third Party, directly or indirectly, of more than 20% assets (including equity securities of the Company’s Subsidiaries) of the Company (on a consolidated basis with its Subsidiaries), measured on a fair market value basis, or to which 20% or more of the net revenues or net income of the Company (on a consolidated basis with its Subsidiaries) are attributable, in the case of each of clause (a) and (b), whether pursuant to a merger, consolidation, reorganization, recapitalization, liquidation, dissolution, share exchange or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction involving the Company; provided that no Company Permitted Interim Financing shall be deemed to constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation Change” has the meaning set forth in Section 5.6(f).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, Company RSU and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means the 2022 Share Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company Equity Value” means an amount equal to $125,000,000.

“Company Equityholder Approval” means the affirmative vote of the Company Shareholders and holders of Company Equity Awards satisfying the applicable majority, supermajority or other applicable requirements, represented in person or by proxy at the Company Equityholders Meetings, approving the Company Equityholder Proposals in accordance with the Governing Documents of the Company, the Israeli Companies Law, the rules and regulations of the TASE, applicable Law and any requirements imposed by the Israeli court in the Section 350 Proceeding.

“Company Equityholder Proposals” means the proposals for (a) the adoption and approval of this Agreement and Transactions, including the Equity Exchange and the Merger, (b) contingent upon and simultaneously with the Closing, the delisting of the Company Ordinary Shares from the TASE and the termination of the Company’s reporting obligations under the Israeli Securities Law, (c) the adoption and approval of each other proposal reasonably agreed to by the Company and SPAC as necessary or appropriate in connection with the consummation of the Transactions that would require the approval of the requisite number of Company Ordinary Shares or holders of Company Options and Company RSUs entitled to vote thereon and (d) the adoption of the Company A&R Articles of Association and the NewPubco A&R Articles of Association.

“Company Equityholders Meetings” has the meaning set forth in Section 5.12(b).

“Company Exchange Consideration” has the meaning set forth in Section 2.2(a)(i).

“Company Exchange Ratio” means the quotient obtained by dividing (a) the number of NewPubco Ordinary Shares constituting the Company Exchange Consideration, by (b) the number of shares of Fully-Diluted Company Share Amount.

“Company Excluded Share” has the meaning set forth in Section 1.1(b).

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company, NewPubco or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers and finders, investment bankers, consultants, or other agents or service providers of any Group Company, NewPubco or Merger Sub, (b) other fees, expenses, commissions or other amounts that are expressly allocated to Group Company, NewPubco or Merger Sub pursuant to this Agreement or any Ancillary Document, including (i) fifty percent (50%) of all fees payable to the SEC for registering the NewPubco Ordinary Shares and NewPubco Warrants on the Registration Statement and (ii) fifty percent (50%) of all fees payable to the SEC and/or Nasdaq for the application for listing the NewPubco Ordinary Shares and NewPubco Warrants on Nasdaq (provided, that any fees and expenses of professional advisors incurred by the Company with respect to the registration of the NewPubco Ordinary Shares and NewPubco Warrants on the Registration Statement and the application for listing the NewPubco Ordinary Shares and NewPubco Warrants on Nasdaq shall be deemed Company Expenses under clause (a)), (c) fifty percent (50%) of all filing fees to Governmental Entities in connection with the Transactions, including fifty percent (50%) of all costs, fees and expenses incurred in connection with filing under the HSR Act and under each foreign antitrust Law and with respect to any other registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, if applicable, and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company, NewPubco or Merger Sub pursuant to this Agreement or any Ancillary Document; provided, that if any amounts to be included in the calculation of the Company Expenses which are in a currency other than US dollars, such amounts shall be deemed converted to US dollars at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into US dollars (except for the conversion of NIS denominated expenses which shall be deemed converted on the basis of the USD-NIS Representative Rate of Exchange last published) on the fifth (5th) Business Day immediately preceding the Closing. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority), and Section 3.18 (Brokers).

“Company ISA Reports” has the meaning set forth in Section 3.4(d).

“Company Israeli Tax Rulings” has the meaning set forth in Section 5.5(e)(ii).

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, or financial condition of the Group Companies, taken as a whole or (b) the ability of the Group Companies to consummate the Transactions on the terms and conditions of this Agreement by the Termination Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse Effect arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Israel, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United States or Israel or any other territories, (iii) changes in conditions of the economic, financial, banking, credit, capital or securities markets generally, (iv) changes in any applicable Laws or accounting requirements or principles required by IFRS, GAAP or any official interpretation thereof, (v) any Effect that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto, (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates, guidance, milestones, operating statistics or predictions for any period (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 (or any mutation or variation thereof)) or other outbreaks of diseases or public health events, acts of God or other natural disasters or comparable events, or any escalation of the foregoing; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of the Closing, each option to purchase Company Ordinary Shares that is, whether or not exercisable and whether or not vested, outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” means (a) prior to the Share Split ordinary shares of no par value of the Company, and (b) from and after the Share Split, the ordinary shares of the Company with the par value specified in the Company A&R Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by any Group Company.

“Company Parties” means the Company and, from and after their entry into a joinder to this Agreement, NewPubco and Merger Sub.

“Company Permitted Interim Financing” means any financing arrangement, including any equity and/or debt financing, entered into by the Company from the date of this Agreement through the Closing Date.

“Company Products” means all products or services from which any Group Company has, in the past three (3) years preceding the date hereof, derived or is currently deriving revenue in connection with the sale, license, maintenance or other provision thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Reporting Documents” means all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statement and schedules thereto and all other information incorporated therein and amendments and supplements thereto) timely filed with (or furnished to) the ISA or TASE under the ISL or the rules and regulations of the TASE.

“Company RSU” means, as of the Closing, each unit or award pursuant to which the holder thereof is or may become entitled to acquire one or more Company Ordinary Share or the cash equivalent thereof (including, without limitation, any performance-based share units), whether or not vested, that is outstanding immediately prior to the Closing, whether granted under a Company Equity Plan or otherwise.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares as of any determination time prior to the Equity Exchange Effective Time.

“Company Superior Proposal Notice Period” has the meaning set forth in Section 5.6(f).

“Confidentiality Agreement” means, that certain Non-Disclosure Agreement, dated as of February 8, 2023, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, clearance, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, franchise, note, bond, mortgage, indenture, guarantee, lease, obligation, undertaking or other commitment or arrangement (whether oral or written) that is legally binding upon a Person or any of his, her or its properties or assets, and any amendments thereto.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“D&O Persons” has the meaning set forth in Section 5.13(a).

“Data Security Requirements” means, collectively, all of the following to the extent relating to Processing or otherwise relating to data security, or data security breach notification requirements and applicable to the Group Companies, to the conduct of their businesses, or to any of the IT Assets used for Processing: (a) all applicable Laws, rules and regulations in relation to (i) data protection, (ii) privacy, and (iii) the confidentiality, collection, use, handling, processing, security, protection or transfer of Personal Information, namely, California Consumer Privacy Act of 2018, Israeli Protection of Privacy Law, 5741-1981 and all regulations promulgated thereto, the General Data Protection Regulation (GDPR) (EU) 2016/679) and the Japan Act on the Protection of Personal Information (APPI), as applicable; and (b) terms of any contracts into which the Group Companies have entered or by which they are otherwise legally bound relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Information.

“Dissenting SPAC Share” has the meaning set forth in Section 2.6(f).

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and (c) each other equity or equity-based, termination, severance, transition, employment, individual independent contractor, fringe benefit, or other compensation or benefit plans, agreements, programs, policies or other arrangements that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has or could reasonably be expected to have any Liability or obligation to provide compensation or benefits to or for the benefit of any of its current or former employees, officers, directors or individual independent contractors, other than any statutory plan, program or arrangement that is required by applicable Law or that is sponsored or maintained by a Governmental Entity, or as required under applicable Law, CBA and/or any extension order, or, if applicable, under Section 14 Arrangement under the Israeli Severance Pay Law 5723-1963 and the order of the Minister of Labor and Social Affairs as of June 30, 1998.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), of any Hazardous Substances by any person in respect of which remedial action is required under any Environmental Laws or as to which any liability is currently or in the future imposed upon any person based upon the acts or omissions of any person with respect to any Hazardous Substances or reporting with respect thereto.

“Environmental Laws” means all Laws, Orders or binding policy concerning pollution, protection of the environment, natural resources, or human health or safety (to the extent relating to exposure to Hazardous Substances), including the generation, use, treatment, storage, disposal or release of any Hazardous Substance.

“Equity Exchange” has the meaning set forth in Section 2.2(a).

“Equity Exchange Effective Time” has the meaning set forth in Section 1.1(c).

“Equity Financing” means any commitments or other Contract (including convertible debt instruments that convert into Equity Securities prior to or at the Closing) entered into with the Company or the SPAC for the purchase of Equity Securities of SPAC, NewPubco or the Company, prior to, or upon the Closing, whether funded to SPAC, NewPubco or the Company or one of their respective Subsidiaries.

“Equity Financing Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available prior to the Closing for release to SPAC (or any designee thereof) from the Trust Account, after giving effect to all of the SPAC Shareholder Redemptions, plus (b) the PIPE Financing Amount plus (c) the aggregate amount of the Equity Financing; provided, that any such PIPE Financing and Equity Financing shall exclude any rights offering or issuance to any Company Shareholders not to exceed an aggregate amount set forth on Schedule 1.1.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable for shares, share capital, capital stock, partnership, membership, joint venture or similar interests prior to or at the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with any member of the Group Companies would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“ESPP” has the meaning set forth in Section 5.17.

“ETC” means Equiniti Trust Company, LLC, a New York limited liability trust company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Exchange Fund” has the meaning set forth in Section 2.9(c).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies that primarily covers current or former employees, officers, directors or individual consultants located, or that is subject to the Laws of any jurisdiction, outside of the United States.

“Fraud” means common law fraud under New York law.

“Fully-Diluted Company Share Amount” shall mean, as of immediately prior to the consummation of the Share Split, the total number of (a) issued and outstanding Company Ordinary Shares plus (b) the total number of Company Ordinary Shares issuable upon exercise, vesting and/or settlement of all Company Options and Company RSUs (in each case, whether or not vested or currently exercisable). Fully-Diluted Company Share Amount does not include any Company Ordinary Shares issuable in a PIPE Financing, if any.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of an Israeli company are its memorandum of association (if applicable) and articles of association and the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its certificate of incorporation, memorandum of association and articles of association.

“Governmental Entity” means any United States, Israeli or other foreign or international (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, labor, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private) or (d) the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy), any other body operating under the Israeli Ministry of the Economy or the Israeli Ministry of Finance and/or the ITA, or the Israeli Ministry of Defense.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the ITA (solely with respect to “ benefitted” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

“Grants” has the meaning set forth in Section 3.24.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, or has been defined, designated, regulated or listed by any Governmental Entity as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon, in each case, to the extent regulated by any Environmental Law, however, notwithstanding the foregoing, shall not include de minimis or immaterial quantities of the substances enumerated therein.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards.

“IIA” has the meaning set forth in Section 3.13(o).

“IIA Funded Technology” has the meaning set forth in Section 3.13(o).

“IIA Grants” has the meaning set forth in Section 3.13(o).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees, expenses and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under or in respect of (a) indebtedness, whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, and (d) any of the obligations of any other Person of the type referred to in clauses (a) through (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property and proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) Internet domain names; (d) copyrights and works of authorship, and database and design rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (e) trade secrets and other intellectual property rights in methodologies, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; and (f) intellectual property rights in or to Software or other technology.

“Intended U.S. Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP Contracts” has the meaning set forth in Section 3.13(c).

“IPO” has the meaning set forth in Section 8.18.

“IRS” means the United States Internal Revenue Service.

“ISA” means the Israel Securities Authority.

“Israeli Companies Law” or “ICL” means the Israeli Companies Law, 5759-1999, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968, and all the regulations, rules and orders promulgated thereunder, as amended.

“Israeli Securities Law Approvals” means the approval of the ISA and of the appropriate court in Israel, to the extent each is required, of (a) an exemption under Section 15A of the Israeli Securities Law (to be based on the Registration Statement) from the requirement to publish an Israeli prospectus with respect to the offering of NewPubco Ordinary Shares in the Equity Exchange, (b) contingent upon and simultaneously with the Closing, and based on the disclosure obligations of NewPubco under Federal Securities Laws, the termination of the Company’s reporting obligations under the Israeli Securities Law, and (c) contingent upon and simultaneously with the Closing, the delisting of the Company Ordinary Shares from the TASE.

“Israeli Tax Rulings” has the meaning set forth in Section 5.5(e)(iii).

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, databases, and all other information technology equipment and all associated documentation, in each case, owned, leased, licensed or under the control of any Group Company and used in connection with, the conduct of the business of any Group Company as currently conducted.

“ITA” means the Israel Tax Authority.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Joinder Agreement” has the meaning set forth in Section 5.2(d).

“knowledge” or “to the knowledge” or any derivations thereof means the actual knowledge after reasonable investigation, as to a specified fact or event, of: (a) with respect to the Company, the individuals listed on Section 1.1(a) of the Company Disclosure Schedules and (b) with respect to SPAC, the individuals listed on Section 1.1(a) of the SPAC Disclosure Schedules.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign (including, for the avoidance of doubt, Israel), national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation (including, for the avoidance of doubt, of ISA and TASE), Order, judgment, injunction, ruling, award, decree, writ or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the formed agreed to between SPAC and the Company and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of SPAC and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, assignment by way of security, hypothecation, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means January 1, 2021.

“Key Company Shareholders” shall mean, as of a given date, the officers, directors and holders of 10% of the issued and outstanding Company Ordinary Shares as of such date.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or other harmful surreptitious code, including code designed to delete, damage, deactivate, disable, harm or otherwise impede in any manner (other than as agreed upon with the other party) the operation of any IT Asset.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.22(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Material Suppliers” has the meaning set forth in Section 3.22(b).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Closing Date” has the meaning set forth in Section 2.3(a).

“Merger Effective Time” has the meaning set forth in Section 2.3(b).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Minimum Cash Condition” has the meaning set forth in Section 6.3(e).

“Minimum Equity Financing Proceeds Termination Date” has the meaning set forth in Section 7.1(j).

“Nasdaq” means The Nasdaq Global Market.

“NewPubco” has the meaning set forth in the preamble to this Agreement.

“NewPubco A&R Articles of Association” means the amended and restated articles of association of NewPubco to be adopted by NewPubco on the Closing Date, in such form as mutually agreed by SPAC and the Company.

“NewPubco Board” has the meaning set forth in the recitals to this Agreement.

“NewPubco Ordinary Shares” means ordinary shares of no par value of NewPubco.

“NewPubco Warrants” means a warrant of NewPubco entitling the holder to purchase one (1) share of NewPubco Ordinary Shares.

“Non-Party Affiliate” has the meaning set forth in Section 8.12.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Officer” has the meaning set forth in Section 5.14(c).

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Entity.

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“ordinary course of business” means, when referring to a Group Company, actions taken by a Group Company that are consistent with the usual day-to-day customs and practices of such Group Company in the ordinary course of operations of the business.

“Party(ies)” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payee” has the meaning set forth in Section 2.10(b).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate Proceedings, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Proceedings and, to the extent applicable with respect to any Group Company, for which sufficient reserves have been established in accordance with IFRS, (c) all matters of record, as well as unrecorded encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) matters that would be disclosed by a true and accurate ALTA survey or a physical inspection of the real property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not materially violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (f) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (g) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, and (h) the Liens set forth on Section 1.1(b) of the SPAC Disclosure Schedules and Section 1.1(b) of the Company Disclosure Schedules and/or such other Liens as would not have a material impact on the operation of the businesses of the Group Company.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity, or Governmental Entity.

“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Equity Value by (b) the Fully-Diluted Company Share Amount.

“Personal Information” means any data or information that constitutes personal data or personal information under any applicable Law.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in Section 5.18(a).

“PIPE Subscription Agreements” has the meaning set forth in Section 5.18(a).

“Plan of Merger” means the Plan of Merger, in such form as mutually agreed by SPAC and the Company prior Closing, to be executed and delivered by SPAC, NewPubco and Merger Sub under Cayman Companies Law as provided by the terms hereof.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, inquiry, examination, claim, complaint, charge, grievance, legal proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity (other than office actions and similar proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).

“Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation, alteration, retrieval, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Proprietary Software” has the meaning set forth in Section 3.13(l).

“Proxy Statement” has the meaning set forth in Section 5.7.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software application that is licensed pursuant to (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or any open source, copyleft or similar licensing and distribution models; or (b) any license to Software that is considered “free” Software or “open source” Software by the Open Source Foundation or the Free Software Foundation or other similar licensing and distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed or disclosed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases, sub-leases or otherwise occupies any real property.

“Redemption Rights” means the redemption rights provided for in Article 24 of the SPAC Articles of Association.

“Registered Intellectual Property” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other issuance, filed with, or recorded by any Governmental Entity or other legal authority, including issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending Copyright applications, and Internet domain name registrations.

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement” has the meaning set forth in Section 5.7.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.7.

“Released Claims” has the meaning set forth in Section 8.18.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctioned Country” means any jurisdiction that is, or has been in the past five (5) years, the subject or target of Sanctions, including Cuba, Iran, North Korea, Syria, the temporarily occupied Crimea region and so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any U.S. or applicable non-U.S. Sanctions- or export-related list of designated Persons, including the lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom, or the State of Israel; (b) any Person in which a Person described in clause (a) otherwise controls or directly or indirectly owns a 50% or greater interest; (c) any Person operating, organized, resident, or otherwise located in a Sanctioned Country; (d) the government of a Sanctioned Country or the Government of Venezuela; or (e) any Person with which U.S. Persons are otherwise prohibited from doing business with under any Sanctions or Trade Control Laws.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or the State of Israel, or (c) United Nations or United Kingdom sanctions as implemented under the laws of the Cayman Islands or extended to the Cayman Islands by the Orders of His Majesty in Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 350 Approval” means (a) the approval by the appropriate Israeli court of the Equity Exchange, and the issuance of an order by such court implementing the Equity Exchange, (b) the issuance of an order by the appropriate Israeli court, to the extent required, granting the Israeli Securities Law Approvals, and (c) the issuance of an order by the appropriate Israeli court exempting the Company from the need to convene a meeting of creditors to approve the Transactions.

“Section 350 Proceeding” means the motion to be filed by the Company with the appropriate Israeli court seeking the Section 350 Approval, and all proceedings relating to such motion.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Share Split” has the meaning set forth in Section 2.1(a).

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, comments, menus, buttons and icons, files, data, scripts, application programming interfaces, architecture, algorithms related to any of the foregoing; (d) all documentation, including user manuals, design notes, programmers’ notes, and other training documentation, related to any of the foregoing and all media and other tangible property necessary for the delivery or transfer of any of the foregoing; and (e) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases, and previous releases of any of the foregoing.

“SPAC” has the meaning set forth in the preamble to this Agreement.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or otherwise purchased by, any other Person(s), (ii) solicits, initiates, knowingly encourages, directly or indirectly, any inquiry, proposal or offer (written or oral) by, or provide any information to, any Person (other than the Company) concerning any merger, consolidation, purchase of ownership interests or assets of, by or otherwise involving SPAC, or any recapitalization or a Business Combination or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (iv) otherwise knowingly cooperate in any way with, or knowingly assist or participate in, or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing, or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. SPAC shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person with respect to any SPAC Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC Allocation Schedule” has the meaning set forth in Section 2.7(a).

“SPAC Alternative Acquisition Agreement” has the meaning set forth in Section 5.6(j).

“SPAC Articles of Association” means the Third Amended and Restated Memorandum and Articles of Association of SPAC, to be adopted on or around, January 8, 2024.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.8.

“SPAC Class A Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of a Business Combination, including this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers and finders, investment bankers, consultants, or other agents or service providers of SPAC, (b) other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document, including (i) fifty percent (50%) of all fees payable to the SEC for registering the NewPubco Ordinary Shares and NewPubco Warrants on the Registration Statement, (ii) fifty percent (50%) of all fees payable to the SEC and/or Nasdaq for the application for listing the NewPubco Ordinary Shares and NewPubco Warrants on Nasdaq and (iii) all of the fees of the financial printer, round lot analysis, proxy solicitors and transfer agent fees (provided, that any fees and expenses of professional advisors incurred by SPAC with respect to the registration of the NewPubco Ordinary Shares and NewPubco Warrants on the Registration Statement and the application for listing the NewPubco Ordinary Shares and NewPubco Warrants on Nasdaq shall be deemed SPAC Expenses under clause (a)), (c) fifty percent (50%) of all filing fees to Governmental Entities in connection with the Transactions, including fifty percent (50%) of all costs, fees and expenses incurred in connection with filing under the HSR Act and under each foreign antitrust Law and with respect to any other registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, if applicable, (d) the premiums, commissions and other fees paid or payable in connection with obtaining directors’ and officers’ liability insurance coverage pursuant to Section 5.13, and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document; provided, that if any amounts to be included in the calculation of SPAC Expenses which are in a currency other than US dollars, such amounts shall be deemed converted to US dollars at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into US dollars (except for the conversion of NIS denominated expenses which shall be deemed converted on the basis of the USD-NIS Representative Rate of Exchange last published) on the fifth (5th) Business Day immediately preceding the Closing. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), and Section 4.6(a) (Capitalization of SPAC).

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Expenses.

“SPAC Israeli Tax Rulings” has the meaning set forth in Section 5.5(e)(iii).

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of SPAC, or (b) the ability of SPAC to consummate the Transactions contemplated by this Agreement on the terms and conditions of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse Effect arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Israel, or changes therein, or the global economy generally, (ii) acts of war, sabotage or terrorism (including cyberterrorism) in the United States or Israel or any other territories, (iii) changes in conditions of the economic, banking, credit, capital or securities markets generally, (iv) changes in any applicable Laws or accounting requirements or principles required by or IFRS or any official interpretation thereof, (v) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of SPAC with employees, investors, contractors, lenders, partners or other third-parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vi) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 (or any mutation or variation thereof)) or other outbreaks of diseases or public health events, acts of God or other natural disasters or comparable events, (vii) events, changes or conditions generally affecting participants in the industries and markets in which SPAC operates, (viii) any failure of SPAC to meet any projections, forecasts, guidance estimates or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, however, that any Effect resulting from a matter described in any of the foregoing clauses (i) through (iv) or (vi) may be taken into account in determining whether a SPAC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such Effect has a disproportionate adverse effect on SPAC, taken as a whole, relative to other participants operating in the industries or markets in which SPAC operates.

“SPAC Merger Consideration” has the meaning set forth in Section 2.6(b)(ii).

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).

“SPAC Prospectus” has the meaning set forth in Section 8.18.

“SPAC Related Party” has the meaning set forth in Section 4.10.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.10.

“SPAC SEC Reports” has the meaning set forth in Section 4.7.

“SPAC Share” means collectively, the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Shareholder Approval” means approval of the Transaction Proposals by the affirmative vote of the holders of the requisite number of SPAC Shares entitled to vote thereon, satisfying the applicable majority, supermajority or other applicable requirements, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC, the rules and regulations of Nasdaq, and applicable Law.

“SPAC Shareholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions) as set forth in Governing Documents of SPAC and the Trust Agreement.

“SPAC Shareholders” means, collectively, holders of SPAC Shares and holders of SPAC Warrants.

“SPAC Shareholders Meeting” has the meaning set forth in Section 5.8.

“SPAC Superior Proposal Notice Period” has the meaning set forth in Section 5.6(m).

“SPAC Unit” means a unit of SPAC, consisting of (a) one (1) SPAC Class A Share and (b) one (1) SPAC Warrant.

“SPAC Warrants” means a warrant entitling the holder to purchase one (1) SPAC Class A Share per warrant at a price of $11.50 per whole share, subject to adjustment in accordance with the Warrant Agreement.

“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.

“Sponsor” means Israel Acquisitions Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Inbound License” means any Contract for third party Intellectual Property Rights licensed on a non-exclusive basis to a Group Company that is generally, commercially available Software and (a) has not been modified or customized for and at the request of a Group Company, and (b) is licensed for a one-time or annual fee under $200,000.

“Subscribers” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means any bona fide, written Company Acquisition Proposal (with references to 20% in the definition of Company Acquisition Proposal being deemed to be replaced with references to 50%) or SPAC Acquisition Proposal made after the date hereof by a Third Party, with respect to which the Company Board (with respect to a Company Acquisition Proposal) or the SPAC Board (with respect to a SPAC Acquisition Proposal) shall have determined in good faith, after consultation with such Party’s financial advisors and outside legal counsel, and after taking into account such factors as the Company Board (with respect to a Company Acquisition Proposal) or the SPAC Board (with respect to a SPAC Acquisition Proposal) deems to be appropriate, including (to the extent the Company Board or the SPAC Board, as applicable, deems appropriate) the financial, legal, regulatory and other aspects of such Company Acquisition Proposal or SPAC Acquisition Proposal, the identity and financial capability of the Third Party making such Company Acquisition Proposal or SPAC Acquisition Proposal, and such other terms and conditions of such Company Acquisition Proposal or SPAC Acquisition Proposal that the Company Board or the SPAC Board, as applicable, deems appropriate, that the proposed Company Acquisition Transaction or SPAC Acquisition Proposal is (a) more favorable to the Company Shareholders (with respect to a Company Acquisition Proposal) or SPAC Shareholders (with respect to a SPAC Acquisition Proposal) than the Transactions (after taking into account any changes to this Agreement offered by the other Party in writing in response to such Company Acquisition Proposal or SPAC Acquisition Proposal, as applicable), and (b) reasonably capable of being completed on the terms proposed; provided, that in no event shall any Company Acquisition Proposal received from another special purpose acquisition company or other vehicle or company with no commercial operations that is formed to raise capital through a public offering for the purpose of acquiring an existing company, which for the avoidance of doubt, is deemed to be a “blank check” company under applicable Securities Laws constitute a Superior Proposal pursuant to which the Company may terminate this Agreement.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.3(a).

“TASE” means the Tel Aviv Stock Exchange.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’), unemployment, payroll, wage, employment, inflation linkage (‘hefreshei hatzmada’), severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Party” has the meaning set forth in Section 7.3(a).

“Termination Date” has the meaning set forth in Section 7.1(d).

“Termination Fee” means an amount equal to $10,000,000.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons other than SPAC, the Company, NewPubco, Merger Sub and their respective Affiliates.

“Trade Control Laws” means any applicable Law related to (a) trade, import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Foreign Trade Regulations (15 C.F.R. Part 30), the Laws administered by U.S. Customs and Border Protection, including the Uyghur Forced Labor Prevention Act (Pub. L. No. 117-78), any other applicable Laws relating to the export and import activities of the Company in the jurisdictions where it operates, the Israeli Control of Products and Services Order (Engagement in Encryption), 5735-1974, the Israeli Control of Products and Services Order (Export of Security Equipment and Defense Know-How), 5752-1991, the Israeli Defense Export Control Order (Combat Equipment), 5768-2008, the Israeli Defense Export Control Law, 5767-2007, and Israeli Ministry of Economy List of Source Items and Dual Use Items, and all other import and export control laws, regulations and/or directives administered by the Israeli Ministry of Defense, including the Israeli Trading With the Enemy Ordinance, 1939 or (b) anti-boycott measures.

“Transaction Expenses Cap Excess” means the dollar amount by which the SPAC Expenses and SPAC Laibilities(excluding any (i) fees and expenses in connection with the PIPE Financing and (ii) Company Expenses), exceeds $6,000,000.

“Transaction Litigation” has the meaning set forth in Section 5.2(c).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unit Separation” has the meaning set forth in Section 2.6(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Liabilities” means the SPAC Liabilities as of immediately prior to the Closing.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the payor and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“VAT” has the meaning set forth in Section 3.17(f).

“Warrant Agreement” means the Warrant Agreement, dated as of January 12, 2023, by and between SPAC and American Stock Transfer & Trust Company.

“Withholding Drop Date” has the meaning set forth in Section 2.10(b).

Article II.
SHARE SPLIT; EQUITY EXCHANGE; MERGER

Section 2.1             Share Split.

(a)            Prior to the Equity Exchange Effective Time, the Company shall effect the share split under which each Company Ordinary Share that is issued and outstanding immediately prior to the Equity Exchange Effective Time shall be split into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Split Factor (the “Share Split”); provided, that no fraction of a Company Ordinary Share shall be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.

(b)            Following the completion of the Share Split, the Company shall promptly update its books and records to account for any Company Ordinary Shares issued pursuant to the Share Split.

Section 2.2             Equity Exchange.

(a)            Immediately after the Share Split, and prior to the Merger Effective Time, upon the terms and subject to the conditions of this Agreement, NewPubco, the Company Shareholders and the holders of Company Equity Awards shall effect an exchange (the “Equity Exchange”), pursuant to which:

(i)             each Company Ordinary Share issued and outstanding immediately prior to the Equity Exchange (other than any Company Excluded Shares) shall, in accordance with the Section 350 Approval and without any further action of the Company Shareholders, automatically be exchanged for a number of validly issued, fully paid and nonassessable NewPubco Ordinary Shares equal to the Company Exchange Ratio (the aggregate number of NewPubco Ordinary Shares issuable to Company Shareholders pursuant to this subsection, the “Company Exchange Consideration”); the share transfer books of Company Ordinary Shares shall be closed with respect to all Company Ordinary Shares outstanding and no further transfer of any such Company Ordinary Shares shall be made on such share transfer books after the Equity Exchange is effected;

(ii)            each Company Option that is outstanding immediately prior to the Equity Exchange Effective Time will, without any action on the part of the holder thereof, automatically be exchanged for an option granted by NewPubco to acquire such number of NewPubco Ordinary Shares equal to the number of Company Ordinary Shares subject to such Company Option immediately prior to the Equity Effective Time, multiplied by the Company Exchange Ratio (rounded to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Company Option in effect immediately prior to the Equity Effective Time, divided by the Company Exchange Ratio (rounded to the nearest full cent) (the “Assumed Company Options”). Each holder of Company Options shall receive the Assumed Company Options to purchase the number of NewPubco Ordinary Shares set forth opposite such holder’s name on the Company Allocation Schedule. Each Assumed Company Option shall be subject to substantially the same terms and conditions as such Company Option, including the applicable vesting schedule and payment timing as in effect on the date of this Agreement for the corresponding former Company Option; provided, that the exercise price and the number of shares of NewPubco Ordinary Shares which can be acquired pursuant to this Section 2.2(a)(ii) shall be consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Assumed Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of NewPubco Ordinary Shares which can be acquired pursuant to this Section 2.2(a)(ii) shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). At or prior to the Equity Exchange Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection;

(iii)           each Company RSU that is outstanding immediately prior to the Equity Exchange Effective Time will, without any action on the part of the holder thereof, automatically be exchanged for a restricted stock unit award granted by NewPubco to receive such number of NewPubco Ordinary Shares equal to the number of Company Ordinary Shares subject to such Company RSU immediately prior to the Equity Effective Time, multiplied by the Company Exchange Ratio (rounded to the nearest whole share) (the “Assumed Company RSUs”). Each holder of Assumed Company RSUs shall receive such number of NewPubco Ordinary Shares set forth opposite such holder’s name on the Company Allocation Schedule. Each Assumed Company RSU shall be subject to substantially the same terms and conditions as such Company RSU, including vesting and exercisability terms as in effect on the date of this Agreement for the corresponding former Company RSU and such assumption and conversion shall occur in a manner intended to comply with the applicable requirements of Section 409A of the Code. At or prior to the Equity Exchange Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company RSUs pursuant to this subsection; and

(iv)           the ordinary share of NewPubco issued and outstanding immediately prior to the Equity Exchange Effective Time shall, become a dormant share and shall no represent any voting or economic rights of NewPubco.

(b)            Cancellation of Certain Company Ordinary Shares. Each Company Ordinary Share, if any, that is a dormant share (menayah redumah) under Israeli Law (each such share, a “Company Excluded Share”) shall not be exchanged in the Equity Exchange and shall continue to be a dormant share.

(c)            Equity Exchange Effective Time. The Equity Exchange shall become effective at Closing, immediately prior to the Merger Effective Time (such date and time is hereinafter referred as the “Equity Exchange Effective Time”).

Section 2.3              The Merger.

(a)            Immediately after the Equity Exchange Effective Time and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Law, Merger Sub shall merge with and into SPAC, with SPAC surviving the Merger as a direct wholly owned Subsidiary of NewPubco. The date on which the foregoing occurs is referred to in this Agreement as the “Merger Closing Date.” Following the Merger Effective Time, the (i) separate existence of Merger Sub shall cease, it will be struck off the Register of Companies in the Cayman Islands and SPAC shall continue as the surviving company of the Merger (the “Surviving Company”) and (ii) SPAC shall (A) become a direct, wholly owned subsidiary of NewPubco, (B) continue to be governed by the Laws of the Cayman Islands, and (C) succeed to and assume all of the rights, properties and obligations of Merger Sub in accordance with the Cayman Companies Law, and the SPAC Shareholders shall be entitled to the SPAC Merger Consideration.

(b)            Merger Effective Time. Upon the terms and subject to the conditions set forth herein, on the Merger Closing Date, SPAC, NewPubco and Merger Sub shall (i) cause the Plan of Merger to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the Cayman Companies Law, and (ii) make any other filings, recordings or publications required to be made by SPAC or Merger Sub under the Cayman Companies Law in connection with the Merger. The Merger shall become effective on the date as specified in the Plan of Merger in accordance with the CICA. The Merger shall become effective at the date and time as specified in the Plan of Merger that has been registered by the Registrar of Companies of the Cayman Islands (such date and time is hereinafter referred as the “Merger Effective Time”).

(d)            Effect of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Ancillary Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly owned subsidiary of NewPubco and the separate corporate existence of Merger Sub shall cease to exist.

Section 2.4             Organizational Documents.

(a)            At the Closing, subject to obtaining the Company Equityholder Approval, (i) the articles of association of NewPubco shall be amended and restated in their entirety to be in the form of the NewPubco A&R Articles of Association, until thereafter changed or amended as provided therein or by applicable Law, and the NewPubco A&R Articles of Association shall be filed with the Companies Registrar, and (ii) the articles of association of the Company shall be amended and restated in their entirety to be in the form of the Company A&R Articles of Association, until thereafter changed or amended as provided therein or by applicable Law, and the Company A&R Articles of Association shall be filed with the Companies Registrar.

(b)            At the Merger Effective Time, in accordance with the Plan of Merger, the SPAC Articles of Association, as in effect immediately prior to the Merger Effective Time, shall be amended and restated in such form in the form annexed to the Plan of Merger at the time of filing with the Registrar of Companies of the Cayman Islands and as mutually agreed by SPAC and the Company and, as so amended and restated, shall be the Governing Documents of the Surviving Company on and from the Merger Effective Time until thereafter changed or amended as provided therein or by applicable Law and such memorandum and articles of association.

(c)            In connection with the Equity Exchange, and subject to obtaining the Company Equityholder Approval, the articles of association of the Company shall be amended and restated in their entirety to be in the form of the Company A&R Articles of Association, until thereafter changed or amended as provided therein or by applicable Law, and the Company A&R Articles of Association shall be filed with the Companies Registrar.

Section 2.5             Directors and Officers of the Surviving Company.

(a)            At the Merger Effective Time, in accordance with the Plan of Merger, the directors and officers of the SPAC immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the SPAC’s Governing Documents effective at such time until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(b)            The Parties shall cause the directors and officers of SPAC as of immediately following the Merger Effective Time to be comprised of the individuals mutually agreed by the Parties, each to hold office in accordance with the SPAC’s Governing Documents effective at such time.

Section 2.6             Effect of the Merger on Securities of SPAC and Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any SPAC Shareholder:

(a)            SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one (1) SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrant will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC’s securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 2.6.

(b)            SPAC Shares.

(i)             Immediately prior to the Merger Effective Time, each SPAC Class B Share shall be automatically converted into one (1) SPAC Class A Share pursuant to and in accordance with the conversion mechanics set forth in Article 17 of the SPAC Articles of Association (without giving effect to the adjustments set forth in Article 16 thereof) and following such conversion, each SPAC Class B Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities.

(ii)            Each SPAC Class A Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, shall include the SPAC Class A Shares held as a result of the Unit Separation and any SPAC Class A Shares issued as a result of SPAC Class B Share conversion set forth in Section 2.6(b)(i), but excluding the SPAC Shares referred to in Section 2.2(d)) shall, in accordance with the Cayman Companies Law, without any further action of the SPAC Shareholders, automatically be cancelled in exchange for the right to receive one (1) validly issued, fully paid and nonassessable NewPubco Ordinary Share for each SPAC Class A Share, with each holder of SPAC Class A Share to receive the number of NewPubco Ordinary Shares set forth opposite such holder’s name on the SPAC Allocation Schedule (the aggregate number of shares of NewPubco Ordinary Shares issuable to SPAC Shareholders pursuant to this subsection, collectively, the “SPAC Merger Consideration”).

(c)            SPAC Warrants. Each SPAC Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time shall cease to represent a SPAC Warrant in respect of SPAC Shares and shall be assumed by NewPubco and automatically be converted into a warrant to acquire NewPubco Ordinary Shares (each, an “Assumed SPAC Warrant”). NewPubco shall assume each such SPAC Warrant in accordance with its terms, and except as expressly provided above, following the Merger Effective Time, each Assumed SPAC Warrant shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable SPAC Warrant immediately prior to the Merger Effective Time, except that each SPAC Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole NewPubco Ordinary Shares equal to the number of SPAC Shares that were issuable upon exercise of such SPAC Warrant that was outstanding immediately prior to the Merger Effective Time. At or prior to the Merger Effective Time, NewPubco and SPAC shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the SPAC Warrants in accordance with this subsection.

(d)            SPAC Treasury Shares. Notwithstanding any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, such SPAC Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(e)            Redeeming SPAC Shares. Each SPAC Share subject to the SPAC Shareholder Redemption issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption amount in accordance with the SPAC Articles of Association.

(f)            Dissenting SPAC Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Law, each SPAC Share issued and outstanding immediately prior to the Merger Effective Time for which any SPAC Shareholder has validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Companies Law, and has otherwise complied in all respects with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting SPAC Shares”) shall (i) not be exchanged for, and such SPAC Shareholders shall have no right to receive, the SPAC Merger Consideration unless and until such SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Law, and (ii) automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Companies Law, including but not limited to the rights pursuant to Section 238 of the Cayman Companies Law. For the avoidance of doubt, all SPAC Shares held by dissenting shareholders who shall have not exercised or perfected or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Companies Law shall thereupon not be Dissenting SPAC Shares and shall be cancelled and cease to exist as of the Merger Effective Time, in consideration of the right to receive the SPAC Merger Consideration, without any interest thereon, in the manner provided in this Section 2.6. SPAC shall give NewPubco (i) prompt notice (and in any event within 48 hours of receipt) of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the Cayman Companies Law received by SPAC, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by SPAC relating to its shareholders’ rights to dissent from the Merger or dissent rights, and (ii) to the extent permitted by applicable Law, the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law. Prior to the Merger Effective Time, SPAC shall not, except with the prior written consent of NewPubco, voluntarily make any offers or agree to any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any shareholders of SPAC pursuant to Section 238(2) of the Cayman Companies Law, SPAC shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within twenty (20) days of obtaining the SPAC Shareholder Approval.

(g)            Merger Sub shares. Each Merger Sub ordinary share issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become the right to receive one (1) validly issued, fully paid and nonassessable ordinary share, of the Surviving Company and such share shall constitute the only outstanding share in the capital of the Surviving Company.

Section 2.7             Allocation Schedule.

(a)            At least five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Company an allocation schedule (the “SPAC Allocation Schedule”) setting forth (i) the number of SPAC Class A Shares, SPAC Class B Shares and SPAC Warrants held by each holder, (ii) such holder’s name and address, and (iii) the allocation of the SPAC Merger Consideration among the holders of SPAC Class A Shares, SPAC Class B Shares and SPAC Warrants. SPAC will review any comments to the SPAC Allocation Schedule provided by the Company or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by the Company or any of its Representatives.

(b)            Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of NewPubco Ordinary Shares that each SPAC Shareholder will have a right to receive (or NewPubco Warrants to be issued to each SPAC Shareholder in respect of any other Equity Securities of SPAC prior to the Closing) under this Agreement will be rounded to the nearest whole share, and (ii) NewPubco and the Company will be entitled to rely upon the SPAC Allocation Schedule for purposes of allocating NewPubco Ordinary Shares to the SPAC Shareholders and the conversion of the SPAC Warrants into the Assumed SPAC Warrants pursuant to Section 2.6.

(c)            At least five (5) Business Days prior to the Closing Date, Company shall deliver to SPAC an allocation schedule (the “Company Allocation Schedule”) setting forth (i) the number of Company Ordinary Shares, Company Options and Company RSUs held by each holder, (ii) such holder’s name and address, (iii) the allocation of the Company Exchange Consideration among the holders of Company Ordinary Shares, and (iv) the number of shares of NewPubco Ordinary Shares that will be subject to each Assumed Company Option and Assumed Company RSU, which shall be determined in accordance with Section 2.2(a)(ii) and Section 2.2(a)(iii). The Company will review any comments to the Company Allocation Schedule provided by SPAC or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by SPAC or any of its Representatives.

(d)            Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of NewPubco Ordinary Shares that each Company Shareholder will have a right to receive under this Agreement will be rounded to the nearest whole share, and (ii) NewPubco and SPAC will be entitled to rely upon the Company Allocation Schedule for purposes of allocating NewPubco Ordinary Shares to the Company Shareholders and the conversion of the Company Options and Company RSUs into the Assumed Company Option and Assumed Company RSUs, pursuant to Section 2.2(a).

Section 2.8             Closing of the Transactions Contemplated by this Agreement. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Section 2.9             Exchange of Shares and Certificates.

(a)            As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, NewPubco shall appoint ETC (or its applicable Affiliate) as an exchange agent, together with such Israeli financial institution or trust company operating as a subagent and as approved in the Israeli Tax Ruling (the “Exchange Agent”), and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging certificates, if any, representing the SPAC Shares and each SPAC Share held in book-entry form on the stock transfer books of SPAC immediately prior to the Merger Effective Time, in either case, for the SPAC Merger Consideration and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that ETC is unable or unwilling to serve as the Exchange Agent, then SPAC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), and NewPubco shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent. NewPubco shall, and shall cause its Representatives to, reasonably cooperate with SPAC and the Exchange Agent and their respective Representatives in connection with the appointment of the Exchange Agent, the entry into an Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by SPAC, by also entering into an Exchange Agent Agreement in the form agreed to by SPAC and the Exchange Agent) and the covenants and agreements in this Section 2.9 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by SPAC, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby). The provisions in this Section 2.9 (shall be subject in all respects to any requirements or restrictions imposed in the Israeli Tax Rulings).

(b)            At least three (3) Business Days prior to the Closing Date, NewPubco shall cause the Exchange Agent to mail or otherwise deliver a Letter of Transmittal to the Persons that will be the SPAC Shareholders as of immediately prior to the Merger Effective Time.

(c)            At the Merger Effective Time, NewPubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the SPAC Shareholders, and for exchange in accordance with this Section 2.9 through the Exchange Agent, evidence of NewPubco Ordinary Shares in book-entry form representing the SPAC Merger Consideration in exchange for the SPAC Shares outstanding immediately prior to the Merger Effective Time, in each case after giving effect to any required Tax withholding as provided under this Section 2.9. All shares in book-entry form representing the SPAC Merger Consideration deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund”.

(d)            Each SPAC Shareholder whose SPAC Shares have been converted into the right to receive the SPAC Merger Consideration shall be entitled to receive the portion of the SPAC Merger Consideration to which he, she or it is entitled upon (i) surrender of a certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of SPAC Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal), to the exchange Agent. NewPubco shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the SPAC Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 2.9(c) hereof, the Exchange Fund shall not be used for any other purpose.

(e)            If a properly completed and duly executed Letter of Transmittal, together with any certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, and any other documents or agreements required by the Letter of Transmittal, is delivered to the Exchange Agent in accordance with Section 2.9(d) (i) at least two (2) Business Days prior to the Closing Date, then NewPubco, SPAC and the Company shall use commercially reasonable efforts to cause the applicable portion of the SPAC Merger Consideration to be issued to the applicable SPAC Shareholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then NewPubco, SPAC and the Company shall use commercially reasonable efforts to cause the applicable portion of the SPAC Merger Consideration to be issued to the SPAC Shareholder in book-entry form within two (2) Business Days after such delivery.

(f)            If any portion of the SPAC Merger Consideration is to be issued to a Person other than the SPAC Shareholder in whose name the surrendered certificate or the transferred SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the SPAC Merger Consideration that, in addition to any other requirements set forth in the Letter of Transmittal or the Exchange Agent Agreement, (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such SPAC Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable. No interest will be paid or accrued on the SPAC Merger Consideration (or any portion thereof). From and after the Merger Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.9, each SPAC Share shall solely represent the right to receive the SPAC Merger Consideration.

(g)            At the Merger Effective Time, the stock transfer books of the SPAC shall be closed and there shall be no transfers of SPAC Shares that were outstanding immediately prior to the Merger Effective Time.

(h)            Any portion of the Exchange Fund that remains unclaimed by the SPAC Shareholders twelve (12) months following the Closing Date shall be delivered to NewPubco or as otherwise instructed by NewPubco, and any SPAC Shareholder who has not exchanged his, her or its SPAC Shares for the applicable portion of the SPAC Merger Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to NewPubco for the issuance of the applicable portion of the SPAC Merger Consideration, without any interest thereon. None of NewPubco, the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the SPAC Merger Consideration remaining unclaimed by the SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of NewPubco free and clear of any claims or interest of any Person previously entitled thereto.

(i)             The SPAC Merger Consideration payable upon conversion of the SPAC Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Shares. The SPAC Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to NewPubco Ordinary Shares occurring on or after the date hereof and prior to the Merger Effective Time.

(j)             If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the SPAC Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of this Section 2.9.

Section 2.10           Withholding.

(a)            Each of NewPubco, SPAC, the Company, Merger Sub and the Exchange Agent, and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of NewPubco, SPAC, the Company, Merger Sub and the Exchange Agent, and each of their respective Affiliates shall use its commercially reasonable efforts to provide notice of any deduction or withholding that it intends to make (or cause to be made) from any amount payable to a payee pursuant to this Agreement at least five (5) days prior to the due date of the relevant payment (provided, however, that the notice requirement shall not apply to any withholding required under applicable Tax Law for compensatory amounts). Each of NewPubco, SPAC, the Company, Merger Sub and the Exchange Agent, and each of their respective Affiliates, shall use its commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b)            With respect to Israeli Taxes, SPAC and the Company will file with the ITA applications for the Israeli Tax Rulings as set forth in Section 5.5(e). If the Israeli Tax Rulings are obtained by the Closing Date, then the Payor shall comply with the provisions of the Israeli Tax Rulings. Each Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or issued pursuant to this Agreement to the holders of SPAC Shares, SPAC Warrants, other securities of SPAC, Company Ordinary Shares, Company Options or Company RSUs (each, a “Payee”). The consideration payable or issued to each Payee shall be retained by the Exchange Agent for the benefit of each such Payee (except for holders of Company 102 Options, Company 102 Restricted Share Units and Company 102 Shares, who shall be treated in accordance with the terms of the 102 Awards Ruling (or the Interim 102 Awards Ruling)) for a period of up to 180 days from the Closing Date (which may be extended as the parties agree in good faith) or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time (i) no Payor shall make any payments to any Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each Payee may obtain a Valid Certificate and (ii) subject to the terms of the Israeli Tax Ruling (if and to the extent permitted), a Payee may order the Exchange Agent to sell such Payee’s retained SPAC Shares or Company Ordinary Shares,or a portion thereof). If a Payee delivers, no later than three (3) Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the consideration that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any Payee (i) fails to provide the Payor with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Laws.

(c)            To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three (3) Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled, subject to the terms of the Israeli Tax Ruling (if and to the extent permitted), to sell the Payee’s retained Company Ordinary Shares or SPAC Shares to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d)            Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a dollars-to-NIS exchange rate known on the date of the actual payment.

(e)            Each Payee hereby shall be deemed, by virtue of the Equity Exchange or Merger, as the case may be, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Ordinary Shares or SPAC Shares otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 2.10. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Ordinary Shares or SPAC Shares required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Ordinary Shares or SPAC Shares otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from Tax withholding or receipt of cash amount equal to the Tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Ordinary Shares or SPAC Shares otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

Notwithstanding the above, any consideration paid or issued to a holder of Company 102 Options, Company 102 Restricted Share Units and Company 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance on the 15th day of the calendar month following the month during which the Closing occurs, unless prior to the 15th day of the calendar month following the month during which the Closing occurs, the 102 Awards Ruling (or the Interim 102 Awards Ruling).

Section 2.11            Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reorganization, recapitalization, reclassification, split, combination, exchange of shares or other like change shall have occurred, or there shall have been any breach of this Agreement by the Company through any stock dividend, subdivision, reorganization, recapitalization, reclassification, split, combination, exchange of shares or other like change resulting in a change in outstanding Company Ordinary Shares, then any number, value or amount contained herein which is based upon the number of Company Ordinary Shares will be appropriately adjusted to provide the Company Shareholders or the SPAC Shareholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Article III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Except as disclosed in (i) the Company Reporting Documents filed with the ISA by the Company on or after January 1, 2021 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature), to the extent publicly available on the ISA’s Internet-based “MAGNA” system and the TASE website or (ii) in the Company Disclosure Schedules, the Company hereby represents and warrants to SPAC as follows:

Section 3.1             Organization and Qualification.

(a)            Each Group Company is a company, exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted in all material respects.

(b)            True, correct and complete copies of the Governing Documents of each Group Company have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company are in full force and effect and no Group Company is in breach or violation in any material respect of any provision set forth in its Governing Documents. A correct and complete list of the directors or managers (as applicable) and officers of each Group Company is set forth on Section 3.1(b) of the Company Disclosure Schedules.

(c)            Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction set forth on Section 3.1(c) of the Company Disclosure Schedules in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except, in each case, where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(d)            The Company has no direct or indirect Subsidiaries other than those listed on Section 3.1(d) of the Company Disclosure Schedules. Except as set forth on Section 3.1(d) of the Company Disclosure Schedules, the Company owns all of the outstanding Equity Securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and, except with respect to the Subsidiaries or as provided by this Agreement, the Company does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity.

(e)            NewPubco shall be formed solely for the purpose of effecting the Transactions and shall not engaged in any business activities or conducted any operations other than in connection with the Transactions and shall not, prior to the Equity Exchange Effective Time, except as expressly contemplated by this Agreement, have any assets, liabilities or obligations other than those incident to its formation and shares of Merger Sub.

(f)            Merger Sub shall be wholly owned Subsidiary of NewPubco, formed solely for the purpose of effecting the Transactions and shall not engage in any business activities or conducted any operations other than in connection with the Transactions and shall not, and prior to the Merger Effective Time, except as expressly contemplated by this Agreement, have any assets, liabilities or obligations other than those incident to its formation.

Section 3.2             Capitalization of the Group Companies.

(a)            Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities (other than Company Equity Awards, which are covered by Section 3.11(l) of the Company Disclosure Schedules) of the Company issued and outstanding and the ownership thereof, including, to the Company’s knowledge, the name of each record holder who owns equal to or greater than five percent (5%) of the issued and outstanding Equity Security of the Company, the name of each record holder who is an officer or director of the Company and the number of Equity Securities held by each such holder. All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued. All of the issued and outstanding Company Ordinary Shares are fully paid and non-assessable. The issuance of Company Ordinary Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid and non-assessable. The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company) and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.11(l) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding options, restricted stock, phantom stock, stock or equity appreciation rights, equity ownership interests or other equity, equity-based or similar rights in the Company, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b)            The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or Permitted Liens). Except for the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)            Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and the holders of such Equity Securities. Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, none of the Group Companies owns or controls (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any, or has or has had any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, Person. None of the Group Companies are a partner or member of any joint venture. Other than as set forth on Section 3.2(c) of the Company Disclosure Schedules, there are no outstanding (i) stock or equity appreciation, phantom equity, or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, preemptive rights, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except for their respective Governing Documents, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 3.3             Authority.

(a)            The Company has the requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Company Equityholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the Company. Except for the Company Equityholder Approval and the Section 350 Approval, including the completion of the ISA process, no other corporate or equivalent Proceeding on the part of the Company is necessary to authorize this Agreement or the Ancillary Documents and the Company’s performance hereunder or thereunder. This Agreement has been and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution and delivery thereof, as applicable, duly and validly executed and delivered by the Company, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding obligation of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)            At a meeting duly called and held, the Company Board has: (i) determined that this Agreement and the Transactions (including the Share Split and the Equity Exchange) are advisable to and in the best interests of the Company and the Company Shareholders, (ii) approved the Transactions (including the Share Split and Equity Exchange), and (iii) resolved to recommend to the Company Shareholders each of the matters set forth in the Company Equityholder Proposals. The Board has recommended that the Company Shareholders approve and adopt the Business Combination Agreement, the Ancillary Documents and the Transactions (including the Share Split and the Equity Exchange). There are additional Company Equityholder Proposals that will be formulated in the course of the Section 350 Proceeding, and therefore the Board will resolve to recommend to the Company Shareholders each of such additional matters set forth in the Company Equityholder Proposals at a later stage.

(c)            The affirmative vote (in person or by proxy) of the holders of such majority of the outstanding Company Ordinary Shares and such majority of the Company Shareholders as is, in each case, specified in Section 350 of the ICL, attending the meeting in person or by proxy is the only vote of the holders of any Company Ordinary Shares necessary (under applicable Law, the Company’s Articles of Association or otherwise) to consummate the Transactions, including the Equity Exchange.

Section 3.4             Financial Statements; Undisclosed Liabilities; Company Reporting Reports.

(a)            The Company has made available to SPAC an accurate, true and complete copy of (i) the audited consolidated balance sheets of the Company as of December 31, 2021 and December 31, 2022 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Latest Balance Sheet”) and the related unaudited statement of operations, changes in shareholders’ equity and cash flows of the Group Companies for the nine (9)-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS applied on a consistent basis (except as may be indicated in the notes thereto) throughout the periods indicated, (B) is based upon and consistent with information contained in the books and records of the Company (which books and records are in turn accurate, correct and complete) and (C) fairly presents in all material respects the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes).

(b)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, none of the Group Companies has any Liabilities of the type required to be set forth on a balance sheet in accordance with IFRS.

(c)            The Group Companies have performed internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all material transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)            The Company has filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the ISA and the TASE pursuant to ISL and the TASE Laws since its initial public offering on the TASE (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company ISA Reports”). To the Company’s knowledge, as of their respective dates of filing, the Company ISA Reports did not contain a misleading detail (prat mat’eh) within the meaning of the Israeli Securities Law. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the ISA with respect to the Company ISA Reports.

Section 3.5             Consents and Requisite Governmental Approvals; No Violations.

(a)            Except as set forth on Section 3.5(a) of the Company Disclosure Schedules, no Consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this agreement, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, (ii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) receipt of the Israeli Securities Law Approvals, (iv) applicable requirements of and filings under the Israeli Securities Law or any other similar Laws, (v) compliance and filings with the TASE, the ISA, the ITA, and the Companies Registrar, (vi) the Company Equityholder Approval, which shall have been secured on or prior to the Equity Exchange Effective Time, and (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be excepted to have a Company Material Adverse Effect. With respect to Sections 3.5(a)(iv), (v) and (vi), the nature of such approvals, and potentially additional requirements that will be dictated by the Israeli Governmental Entities or the Israeli courts in order to obtain the Section 350 Approval, will be identified only in the course of the Section 350 Proceeding.

(b)            Subject to the receipt of the Consents, approvals, authorizations and other requirements set forth in Section 3.5(a), neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of Transactions will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of any Governing Documents of the Company, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a material breach under, any Order or applicable Law (and for the avoidance of doubt, is made under and in compliance with the Israeli Securities Law – 5728 1968) to which any Group Company or any of their respective properties or assets are bound, (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (v) result in the triggering, acceleration or increase of payment to any Person or accelerated vesting of any Company Option.

Section 3.6             Permits. To the Company’s knowledge, each of the Group Companies has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no written notice of violation, modification, suspension, revocation, cancellation or termination of any Material Permit (or proposed revocation, cancellation or termination) has been received by any of the Group Companies, and (iii) all applications required for the renewal of each such Material Permit have been duly filed with the appropriate Governmental Entity.

Section 3.7             Material Contracts; No Defaults.

(a)            Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following material Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with the IP Contracts required to be set forth on Section 3.13(c) of the Company Disclosure Schedules and each of the Contracts entered into after the date of this Agreement or prior to the Closing in accordance with this Agreement that would be required to be set forth on Section 3.7(a) or Section 3.13(c) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)             all Contracts with the top ten (10) Group Company customers based on gross revenues made by any Group Company in the fiscal year ending December 31, 2022 and to those reasonably expected to be the top ten (10) Group Company customers based on gross revenues made by any Group Company in the fiscal year ending December 31, 2023;

(ii)            any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect;

(iii)            any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(iv)            any Contract containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of a Group Company other than in the ordinary course of business;

(v)            any Contract relating to Indebtedness in excess of $2,000,000, whether incurred, assumed, guaranteed, or secured by any asset of a Group Company or the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(vi)            any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(vii)            any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(viii)            any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Owned Intellectual Property;

(ix)            any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(x)            any (A) material joint venture, profit sharing, partnership, collaboration, co-promotion, commercialization, research or development Contract or other similar Contract, or (B) other Contract with respect to material Company Licensed Intellectual Property (other than Off-the-Shelf Software);

(xi)            any CBA;

(xii)            any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes any material, non-monetary obligations on any Group Company;

(xiii)            any Contract (A) governing the terms of the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $250,000 (other than offer letters for “at-will” employment that do not provide for severance, change of control or retention benefits, or similar payments or Liabilities) or (B) providing for any sale, transaction, change of control, “stay around”, retention or similar bonuses or payments, severance or termination payments or other similar amounts that accelerate, accrue or become payable to, or in respect of, any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company in connection with the Closing;

(xiv)            any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate rental payments do not exceed $250,000;

(xv)            any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(xvi)            any Contract pursuant to which any Group Company is granted a lease in, a sublease in, or the right to use or occupy any land or building; and

(xvii)            any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $2,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) day’s prior written notice.

(b)            Except as set forth on Section 3.7(a)(i) of the Company Disclosure Schedules, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and, to the knowledge of the Company, no event has occurred which, with or without due notice or lapse of time or both, would become a material breach or default under any Material Contract, and (iii) the applicable Group Company has not received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

Section 3.8            Absence of Changes. From the date of the Latest Balance Sheet through the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except for actions expressly contemplated by this Agreement or any Ancillary Document or taken in connection with the Transactions, (i) the Group Companies have conducted their business in the ordinary course of business in all material respects and (ii) no Group Company has taken any action that (A) would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vi) or Section 5.1(b)(vii) or (B) is or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9            Litigation. There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or affecting any Group Company or their assets or properties, including any condemnation or similar Proceedings, or against any of the Company’s officers, directors or employees (in their capacities as officers, directors or employees of the Company), that, if adversely decided or resolved, has been or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon any Group Company which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10            Compliance with Applicable Law. Each Group Company (a) conducts (and since the Lookback Date, has conducted) its business in accordance with applicable Laws and Orders and is not in violation of any such Law or Order, and (b) to the knowledge of the Company, has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has adhered, in all material respects, with any reporting or any other obligation vis-à-vis the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) and to its knowledge, it has not breached any obligations it may have vis-à-vis the Israel Innovation Authority, inter-alia, pursuant to the Israeli Encouragement for Industrial R&D Law 1984.

Section 3.11            Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans, other than individual agreements with current or former employees, directors or contractors of the Group Companies. With respect to each material Employee Benefit Plan sponsored and maintained by the Company, the Group Companies have provided SPAC with true and complete copies of (as applicable): (i) all current plan documents pursuant to which the plan is maintained and funded (including any trust agreement, insurance contract or other funding instrument); (ii) the most recent IRS determination or opinion letter (or, for Foreign Benefit Plans, any similar determination by an applicable Governmental Entity); (iii) the most recent summary plan description distributed to participants; (iv) copies of the IRS Form 5500 annual report and accompanying schedules for the three most recent plan years; (v) the nondiscrimination and compliance testing results for the three most recent plan years; and (vi) all material non-ordinary course communications between the Company and any Governmental Entity sent or received in the last three (3) years.

(b)            Except as set forth in Section 3.11(b) of the Company Disclosure Schedules, neither the Group Companies nor any of their ERISA Affiliates currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan within the meaning of Section 413 of the Code, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c)            No Group Company has any material Liabilities, under any Employee Benefit Plan, Contract or otherwise, to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person except as may be required by applicable Laws.

(d)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in combination with any other event(s)) will (i) result in any material payment or benefit becoming due to or result in the forgiveness of any material Indebtedness of any employee, officer, director or individual independent contractor or consultant of any of the Group Companies (whether current or former), (ii) require a material contribution or material payment by any of the Group Companies to any Employee Benefit Plan, (iii) result in any material obligation by the Group Companies to pay separation, severance or termination pay to any current or former employee, officer, director or individual independent contractor or consultant or (iv) accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any current or former employee, officer, director or individual independent contractor or consultant.

(e)            No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any employee, officer, director, individual independent contractor or other service provider of any of the Group Companies under any Employee Benefit Plan, Contract or otherwise as a result of the consummation of the Transactions would reasonably be expected, separately or in the aggregate, to result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f)            Each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable Tax treatment has been registered (and, where applicable, accepted for registration) and satisfies all applicable qualification requirements and has been maintained in all material respects in good standing, to the extent applicable, with each Governmental Entity. To the knowledge of the Company, all material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or accrued in accordance with IFRS.

(g)            Except as set forth on Section 3.11(k) of the Company Disclosure Schedules, or as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) all employees and (ii) service providers who have access to material confidential information of the Group Companies have signed engagement agreements or service agreements that contain confidentiality covenants and (x) all employees and (y) service providers who have been involved in the development of Company Owned Intellectual Property have signed engagement agreements or service agreements that contain confidentiality and inventions assignment covenants in substantially the form delivered or made available to SPAC, to the Company’s knowledge, there has been no material breach of a confidentiality, non-competition and non-solicitation, invention assignment covenants by any current or former employee of the Group Companies with such assignment agreements conveying and assigning to the respective Group Company effectively assigning ownership of all material Intellectual Property Rights developed by such individual or entity in the context of his or her engagement by a Group Company, and, to the extent permissible under applicable Law, has expressly and irrevocably waived any and all moral rights and any right to receive compensation in connection therewith (in case of Israeli employees, including without limitation, any right of royalties in connection with “Service Inventions” under Section 134 of the Israeli Patents Law of 1967, or any other similar provision under any applicable). To the knowledge of the Company, no current employee or consultant of the Group Companies has excluded any works or inventions necessary for the conduct of the respective Group Companies’ business from his/her/its assignment of inventions to the respective Group Company, and to the knowledge of the Group Companies, no current employee or consultant of any Group Company is in material violation, of such proprietary information and invention assignment agreement. No current employee or consultant engaged by the Company who has contributed to the conception and development of Intellectual Property Rights of the Company has, since the Lookback Date, asserted in writing any claim against the Company in connection with such Person’s conception and development of any Intellectual Property Rights of the Group Companies.

(h)            Company Equity Plan. The Company has duly adopted the Company Equity Plan, which constitutes a Foreign Benefit Plan, and a correct and complete copy of the Company Equity Plan, as well as a form of all option awards thereunder, have been provided to SPAC. The Company Equity Plan is the only equity-based incentive plan currently in effect with respect to the Company. Section 3.11(l) of the Company Disclosure Schedules accurately sets forth the following information with respect to each Company Equity Award, as applicable: (i) the name of the Company Equity Award recipient; (ii) the number of shares of Company Ordinary Shares subject to such Company Equity Award; (iii) the exercise price of such Company Equity Award; (iv) the date on which such Company Equity Award was granted; (v) the vesting schedule applicable to such Company Equity Award; and (vi) the date on which such Company Equity Award expires. The Company Options, Company RSUs and Company Ordinary Shares that were intended to qualify under the capital gains route of Section 102 of the Ordinance have received a favorable determination or approval letter from, or have otherwise been approved by, or deemed approved by, the ITA, and such Company 102 Options, Company 102 Restricted Share Units and Company 102 Shares have been granted and/or issued, as applicable, in compliance with the applicable requirements of Section 102 of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company 102 Options, Company 102 Restricted Share Units and Company 102 Shares, the receipt of all required consents and Tax rulings and the due and timely deposit of such Company Options, Company RSUs and Company Ordinary Shares with the 102 Trustee pursuant to the terms of Section 102 of the Ordinance and any regulation, publication or guidance issued by the ITA. The Company does not have any liability to the ITA or to any relevant fund with respect to any Employee Benefit Plan including, without limitation, the Company Equity Plan. The Company has provided to SPAC true and complete copies of the Company Equity Plan, all forms of award agreements evidencing such Company Equity Awards, all material communications to or from the ITA or any other Governmental Entity relating to the Company 102 Options, Company 102 Restricted Share Units and Company 102 Shares. Each Company Equity Award was duly authorized in all material respects by all necessary corporate action, including, as applicable, approval by the Company Board and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was executed and delivered by each party thereto. No Company Equity Award granted to a recipient that is a United States taxpayer (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Ordinary Shares on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Without derogating from the representations and warranties under this Section 3.11(l), all adjustments or amendments that were made, including to the exercise price, exercise period, vesting schedule or any other material term of any Company Options or Company RSUs previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means in a manner, were made following receipt of any required approvals, inter alia, by the Company Board or Company Shareholders.

Section 3.12            Environmental Matters.

(a)            The representations and warranties set forth in this Section 3.12 are the sole and exclusive representations and warranties relating to environmental matters, including Environmental Laws, Environmental Conditions, and Hazardous Substances.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            To the knowledge of the Company, none of the Group Companies have received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or a failure to comply with, any Environmental Laws.

(ii)            There is (and since the Lookback Date, or earlier to the extent unresolved, there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving any Group Company pursuant to Environmental Laws.

(iii)            To the knowledge of the Company, there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, or exposure of any Person to, any Hazardous Substances by any Group Company, other than in compliance with Environmental Laws.

(c)            The Group Companies have made available to SPAC copies of all material environmental, health and safety reports that are in any Group Company’s possession or control relating to the Environmental Condition of current or former operations, properties or facilities of the Group Companies.

Section 3.13            Intellectual Property.(a)            Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all material issued, registered or pending material Company Registered Intellectual Property and (ii) all material, unregistered Marks included as Company Owned Intellectual Property as of the date of this Agreement. The Group Companies solely and exclusively own the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s knowledge, as of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any material Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed. With respect to each item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in all relevant jurisdictions for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company within one hundred and eighty (180) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. None of the Company has claimed “small business status” or other special status in the application for or registration of any Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, valid and enforceable, and to the Company’s knowledge, as of the date of this Agreement, there are no Proceedings pending challenging the ownership, validity or enforceability of any Company Owned Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened by any Person. Except as set forth in Section 3.13(a)of the Company Disclosure Schedules, Company has not granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any Company Owned Intellectual Property to any other Person. All Company Owned Intellectual Property is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any Person. The Company maintains its Company Registered Intellectual Property on an ongoing basis.

(b)            Except as set forth in Section 3.13(b) of the Company Disclosure Schedules, a Group Company exclusively owns (free and clear of all Liens, except Permitted Liens) all right, title and interest in and to, or has a valid and enforceable right to use, all Intellectual Property Rights used in or necessary for the operation of the Group Companies’ business as presently conducted, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. To the Company’s knowledge, neither the execution, delivery or performance by the Company to this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the Transactions will, directly or indirectly (with or without reasonable due notice or lapse of time or both) result in the loss, termination or impairment of any material Company Owned Intellectual Property or material Company Licensed Intellectual Property.

(c)            Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts (i) pursuant to which any Group Company licenses, or is otherwise granted a right to use, any material Company Licensed Intellectual Property that is licensed for a one-time or annual fee greater than $200,000, other than (A) Standard Inbound Licenses, (B) Public Software licenses, and (C) non-disclosure agreements, (ii) pursuant to which any Group Company is a licensor or otherwise grants to a third party any rights to use any material Intellectual Property Rights (other than Intellectual Property Rights licensed to customers or suppliers on a non-exclusive basis in the ordinary course of business), (iii) that contemplate development of material Company Owned Intellectual Property (other than agreements with employees, individual consultants or contractors of any Group Company that do not materially differ from the Group Companies’ form(s) therefor that have been made available to SPAC) or (iv) pursuant to which any Group Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission in connection with the Company Owned Intellectual Property or Company Product (other than customer licenses in the ordinary course of business) (clauses (i)-(iv) collectively, the “IP Contracts”).

(d)            Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, to the Company’s knowledge, all Persons including each Group Company’s employees, consultants, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the material trade secrets of the applicable Group Companies and (ii) assigned to such Group Company by way of present assignment exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Group Company in the course of such Creator’s employment or other engagement with such Group Company.

(e)            There are no current or, to the Company’s knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967.

(f)            Each Group Company has taken reasonable steps to safeguard, protect and maintain the confidentiality and secrecy of any material trade secrets contained in the Company Owned Intellectual Property. To the Company’s knowledge, (i) there has been no unauthorized access to or disclosure of any trade secrets owned by a Group Company, (ii) except as would not reasonably be expected to be material to the Group Companies, taken as a whole, none of the confidential Company Owned Intellectual Property has been disclosed by Group Company to any third party except pursuant to appropriate non-disclosure or license agreements governing the use thereof, and (iii) no officer, employee, contractor, consultant or agent of any Group Company has misappropriated any trade secrets or other confidential information of any other third party in the course of the performance of her, his or its respective duties for a Group Company.

(g)            No facilities of a university, college, other educational institution or research center was used in the development of material Company Owned Intellectual Property. To the knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Company Owned Intellectual Property were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of the Company, nor has any such Person created or developed any Company Owned Intellectual Property with any Governmental Grant.

(h)            To the Company’s knowledge, (i) the Group Companies are not infringing, diluting, misappropriating, or otherwise violating, and have not in the past four (4) years infringed, diluted, misappropriated or otherwise violated materially any Intellectual Property Rights of any other Person, (ii) none of the Company Owned Intellectual Property has been adjudged invalid or unenforceable, in whole or in part, and (iii) no facts or circumstances exist that would render any Company Owned Intellectual Property invalid or unenforceable. There is no Proceeding pending or initiated, nor to the Company’s knowledge has any Proceeding been threatened, in the past four (4) years, alleging that a Group Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person. To the Company’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. To the Company’s knowledge, no present or former officer, director, employee, agent, outside contractor, or consultant of any Group Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to the Company Owned Intellectual Property, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. No steps exist that are necessary to protect the Company Owned Intellectual Property which have not been taken, which if not taken would adversely impact the status or existence of the Company Owned Intellectual Property. In each case in which the Company has acquired (or purported to acquire) any Intellectual Property from any Person (including any contractor or consultant), the Company has properly obtained and transferred all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be.

(i)            To the Company’s knowledge, a Group Company possesses all source code and other documentation and materials necessary to compile and operate the Company Products. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to written agreement imposing confidentiality obligations, any of the source code that is material Company Owned Intellectual Property, and, to the Company’s knowledge, no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to, result in the delivery, license or disclosure of any source code that constitutes material Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto. No Group Company is under any obligation, whether written or otherwise, to develop any Intellectual Property Rights (including any element of any Company Product) for any third party.

(j)            Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, no Group Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of any Public Software in a manner which would subject any Company Owned Intellectual Property to any obligations set forth in the license for such Public Software, that (i) require any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, or (ii) grant, or require any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property.

(k)            Section 3.13(k) of the Company Disclosure Schedules lists all the IT Assets that are material to the operation of the business of the Group Companies. To the Company’s knowledge, the Group Companies own, lease, license, or otherwise have the legal right to use all IT Assets. Such IT Assets are sufficient in all material respects for the current and reasonably anticipated needs of the Group Companies’ business. The IT Assets operate and perform, in all material respects, as required by the Group Companies. Each Group Company has taken commercially reasonable actions designed to protect the security of the IT Assets, including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code. The Group Companies have implemented and maintain reasonable security, disaster recovery and business continuity plans and procedures. The Group Companies’ use of each IT Asset does not exceed the scope of the rights granted to the Group Company with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

(l)            None of the proprietary software owned by any Group Company and included in the Company Owned Intellectual Property, including any technical documentation, specifications, manuals, user guides, promotional material or other written materials related to the Company Owned Intellectual Property (the “Proprietary Software”) or the IT Assets owned by the Group Companies, to the Company’s knowledge, as of the date of this Agreement, contain any Malicious Code that would reasonably be expected to, materially disrupt, disable, erase, or grant unauthorized access to, or harm such Proprietary Software’s or IT Asset’s operation or any other associated Software, firmware, hardware, computer system or network. To the Company’s knowledge, none of the Proprietary Software contains any bug, defect or error that (x) adversely affects the functionality or performance of such Proprietary Software or (y) fails to comply with any written contractual commitment legally binding on the Group Companies relating to the functionality or performance of such Proprietary Software, in each case (x) and (y), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m)            To the Company’s knowledge, since the Lookback Date, there has been no actual or alleged data security breach, or unauthorized access to, the IT Assets which resulted in the unauthorized, use, access, deletion, modification, or corruption of any material information or material data contained therein.

(n)            No Governmental Entity has any government purpose rights in any Intellectual Property Rights of any Company Product, which could reasonably be expected to diminish the ability of the Group Companies to sell such products to a Governmental Entity or otherwise commercialize such Company Product in any material respect.

(o)            Section 3.13(o) of the Company Disclosure Schedules sets forth (i) a true and complete list of all items of material Company Owned Intellectual Property that were developed or derived, in whole or in part, from grants provided by, or are subject to restrictions, constraint, control, supervision, or limitation imposed by, the Israel Innovation Authority (“IIA”) under the Innovation Law with respect to “know-how” developed using a grant provided by the IIA (“IIA Funded Technology”).

(p)            Except as set forth on Section 3.13(p) of the Company Disclosure Schedules, the Company does not have any obligations to the IIA (including any payment or royalties) nor has it applied for any grants from the IIA which has not been repaid in full or terminated.

(q)            Except as set forth on Section 3.13(o) of the Company Disclosure Schedules, there are no restrictions on transferring or pledging any Company Owned Intellectual Property or manufacturing any Company Owned Intellectual Property outside of Israel, nor is any approval required from the IIA for any of the Transactions.

(r)            Except as set forth on Section 3.13(r) of the Company Disclosure Schedules, there are no pending, outstanding and granted grants and incentives from the IIA, granted to the Company (“IIA Grants”) with respect to IIA Funded Technology.

(s)            Accurate copies of all letters of approval, certificates of completion, supplements and amendments thereto and any other documentation granted or issued to the Company in connection with any IIA Grants were previously made available to the SPAC. The Company is in material compliance with the terms and conditions of all IIA Grants which have been approved and the laws, rules and guidelines applicable thereto, and has duly fulfilled in all material respects all the undertakings required thereby and does not have any monetary debts to the IIA. The IIA Grants are not subject to annulment, revocation, withdrawal, suspension, cancellation, recapture or modification, and there is no outstanding requirement that the Company return or refund any benefits provided under any IIA Grant.

(t)            Section 3.13(t) of the Company Disclosure Schedules contains a complete and accurate list (by name and version number) of all Company Products and identifies, for each Company Product, whether the Company provides support or maintenance for such Company Product.

(u)            Company has the right to use all software development tools, software development kits, library functions, compilers, application programming interfaces, and all other third-party Software that is used in the operation of the business of any Group Company or that is required to create, modify, compile, operate or support any Software that is incorporated into any Company Product.

(v)            Each of the Group Companies and all of the Company Products comply in all respects with the applicable terms of use, and other applicable terms and conditions governing the use of, social media websites (e.g., Facebook, X).

Section 3.14            Privacy.

(a)            The Group Companies and the conduct of their businesses are in material compliance with, and, since the Lookback Date, have been in material compliance with all Data Security Requirements. To the knowledge of the Company, the Transactions will not result in any liabilities in connection with any Data Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            The Company has provided to SPAC true and correct copies of all material currently operative privacy policies adopted by the Group Companies in connection with their operations. To the Company’s knowledge, each Group Company has, since the Lookback Date, materially implemented and maintains physical and technical data security measures applicable to the Processing of Personal Information that are reasonably consistent with (i) reasonable practices in the industry in which such Group Company operates; and (ii) any existing and currently effective written contractual commitment made by such Group Company that is applicable to the Processing of Personal Information; in each case of (i) and (ii) that are intended to protect the integrity, security and operations of such Group Company’s IT Assets (and data therein) against loss, theft, unauthorized access or acquisition, modification, disclosure, corruption, or other unauthorized misuse.

(c)            To the Company’s knowledge, except as would not reasonably be expected to be material to the Group Companies, taken as a whole, none of the Group Companies has, since the Lookback Date, received any subpoenas, demands or other notices from any Governmental Entity or other private entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Security Requirements and to Company’s knowledge, no Group Companies are under investigation by any Governmental Entity or other private entity for any actual or potential violation of any Data Security Requirements, or alleged violations of Laws with respect to Personal Information possessed by, for or on behalf of the Group Companies. No written notice, complaint, claim, enforcement action, or litigation has been served on, or, to the Company’s knowledge, initiated against any of the Group Companies alleging any material violations of any Data Security Requirements.

Section 3.15            Labor Matters; Independent Contractors.

(a)            None of the Group Companies (A) has any material Liability for any arrears of wages or other compensation (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract or Group Company policy or any penalty or other sums for failure to comply with any of the foregoing, or (B) has any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice). No officer of a Group Company is under notice of termination and there are no proposals for such termination or to materially change any terms of employment of any such officer. The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)            Since the Lookback Date, there are no, and there have been no unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company in any material respect.

(c)            To the Company’s knowledge, since the Lookback Date, there are, and there have been, no actual or threatened union, works council, employee representative or similar labor organizing activities with respect to any employees of any Group Company.

(d)            No Group Company has, since the Lookback Date, incurred any material Liability with respect to any sexual harassment, discrimination, or retaliation allegations and, to the Company’s knowledge, there have been no such allegations relating to executive officers or directors of any Group Company, that, if known to the public, would bring the Group Companies into material disrepute.

(e)            The Group Companies have not experienced any material employment-related Liability with respect to or arising out of any Law, Order, directive or published guidelines by any Governmental Entity in connection with or in response to COVID-19.

(f)            Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no employee or consultant of the Company has been granted the right to any special payment triggered at termination or resignation, other than (i) in accordance with the requirements of Law and (ii) in excess of three (3) months’ salary. No employees of the Company (in their capacity as such) are represented by any labor union, or subject to any CBA or extension order, except for certain provisions from CBAs incorporated into Israeli Labor Law by an extension order (צו הרחבה) that generally apply to all employees in Israel nor, to the Company’s knowledge, are there any union organization activities pending or threatened by the Company’s employees.

(g)            Since the Lookback Date, the Company has complied in all material respects with all labor and social security laws, procedures and agreements, relating to employment, terms and conditions of employment and all individual or collective labor agreements and internal regulations, including without limitation, those relating to wages, hours, vacations and working conditions for its employees, equal opportunity, employment discrimination, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, immigration, and provisions under the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, the Law of Increased Enforcement of Labor Laws, 2011, and wrongful discharge, and to the proper withholding and remission to the proper Tax and other authorities of all sums required to be withheld from employees under applicable Laws respecting such withholding.

(h)            Since the Lookback Date, each Person who has provided services to the Company and was classified and treated as an independent contractor, consultant, leased employee, volunteer, or other non-employee service provider was to the Company’s knowledge properly classified and treated as such for all applicable purposes under applicable Law. Each Contract with such Person contains provisions which state that no employer-employee relations exist between such consultant or contractor and the Company. Since the Lookback Date, no Company contractor and consultant or former Company contractor and consultant has issued to the Company a written notice of a claim or any other allegation that such contractor and/or consultant was not rightly classified as an independent contractor.

Section 3.16            Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty, umbrella, crime, fiduciary, employment practices, directors and officers, cyber, and other forms of insurance owned or held by any Group Company as of the date of this Agreement. Such policies, with respect to their amounts and types of coverage, are adequate to insure the Group Companies in all material respects against reasonably foreseeable material risks to which the Group Companies are exposed in the operation of their respective businesses. Except as set forth on Section 3.16 of the Company Disclosure Schedules, all such policies are in full force and effect and all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SPAC. No Group Company has received any written notice of cancellation of any such material insurance policies. As of the date of this Agreement, and to the knowledge of the Company, no claim by any Group Company is pending under any such material policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.17            Tax Matters.

(a)            Each Group Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions) and such Tax Returns true, accurate, correct and complete in all material respects. Each Group Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with IFRS.

(b)            Each Group Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by any Group Company have been withheld and timely paid over to the appropriate Governmental Entity.

(c)            Except as set forth on Section 3.17(c) of the Company Disclosure Schedules, there are no material claims, assessments, audits, examinations, investigations or other Proceedings pending, in progress or threatened in writing against any Group Company in respect of any material Taxes, and no Group Company has been notified in writing of any material proposed Tax claims or assessments against any Group Company (other than claims or assessments that have been settled or resolved).

(d)            There are no material Liens with respect to any Taxes upon any Group Company’s assets, other than Permitted Liens. No Group Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Group Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity).

(e)            No Group Company has any Liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract or otherwise (in each case, other than any customary commercial agreement, contract or arrangement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes). No Group Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Entity) (other than any (i) such agreement with respect to which any of the Group Companies are the only parties, or (ii) customary commercial agreement, contract or arrangement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(f)            Any Group Company required to be registered for purposes of Israeli value added Tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”).

(g)            No Group Company has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(h)            No Group Company has received a written notice from a Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to Tax by that jurisdiction.

(i)            During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j)            Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of the applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006.

(k)            Each Group Company is Tax resident only in its country of incorporation, formation or organization, as applicable.

(l)            Except as set forth on Section 3.17(l) of the Company Disclosure Schedules, no Group Company (i) owns any “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise,” as each such term is defined in the Israeli Law for Encouragement of Capital Investments, 1959, or (ii) is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(m)            The Group Companies are in compliance with the terms, conditions and requirements of their Governmental Grants and have duly fulfilled all the undertakings relating thereto. The Group Companies are in compliance with all conditions and requirements stipulated by the instruments of approval granted to it.

(n)            The Company has never been at any time a “real property” company (Igud Mekarkein) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase), 1963.

(o)            Neither the Company nor any of its Subsidiaries participated or engaged in any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006 promulgated thereunder. The Company does not and has never taken a tax position that is subject to reporting under Section 131E of the Ordinance. The Company has never obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance.

(p)            The Company is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or treated as a U.S. corporation for U.S. federal income tax purposes by reason of the application of Section 7874(b) of the Code.

(q)            No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Equity Exchange from qualifying for the Intended U.S. Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Equity Exchange from qualifying for the Intended U.S. Tax Treatment.

Section 3.18            Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.19            Real and Personal Property.

(a)            Owned Real Property. No Group Company owns a fee interest in any real property.

(b)            Leased Real Property. Section 3.18(b)(i) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, or similarly used or occupied by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including, for the avoidance of doubt, all amendments, extensions, renewals, guaranties and other material agreements with respect thereto) have been made available to SPAC. Each Real Property Lease has been duly authorized and executed by the applicable Group Company party thereto, is in full force and effect, and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty or third-party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. Except as set forth on Section 3.18(b)(ii) of the Company Disclosure Schedules, with respect to each of the Real Property Leases: (i) the possession and quiet enjoyment of the Leased Real Property by the applicable Group Company party thereto under such Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Real Property Lease; (ii) the applicable Group Company party thereto has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iii) the applicable Group Company party thereto has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any real property subject to any Real Property Lease; it being understood and agreed that the provisions of this Section 3.19(b), as they relate to any Leased Real Property, pertain only to the leasehold interest of the applicable Group Company.

(c)            Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

(d)            Assets. Immediately after the Equity Exchange Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Group Companies will constitute all of the assets necessary to conduct the business of the Group Companies immediately after the Closing in materially the same manner (for the Group Companies, taken as a whole) as it is conducted on the date of this Agreement.

Section 3.20            Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause, a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions.” All of the Company Related Party Transactions that required approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Governing Documents of the Company have been duly approved. To the Company’s knowledge, no officer or director of any Group Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Group Company or (B) any other entity in any business arrangement or relationship with any Group Company; provided, however, for purposes of the foregoing clauses (A) and (B), that the ownership of securities listed on any national securities exchange representing less than five (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Group Company for the business; (iii) has outstanding any Indebtedness owed to any Group Company; or (iv) has received any funds from the Group Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business.

Section 3.21            Compliance with International Trade & Anti-Corruption Laws.

(a)            Since January 1, 2019, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, (i) is or has been a Sanctioned Person, nor (ii) has engaged or is engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country.

(b)            Since January 1, 2019, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole, to the Company's knowledge, the Group Companies have been in compliance with applicable Sanctions and Trade Control Laws, including (i) having engaged or is engaging in any business dealings within the scope of any required licenses or authorizations under Sanctions and Trade Control Laws, (ii) having sourced and imported inventory, materials, and other goods in compliance with Sanctions and Trade Control Laws, and (iii) having paid in full any material customs duties, fees, assessments, charges and other Taxes or other payments of any kind owed with respect to the Group Companies’ export, import, or manufacturing activities.

(c)            Neither the Group Companies, their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Group Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks, gifts, contributions, payment, or other similar benefits to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party, office, or candidate (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws, (iv) established or maintained any unrecorded fund or asset or made any false entries in any books or records for any purpose, (v) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (vi) has violated or is violating any Anti-Corruption Laws.

(d)            To the knowledge of the Company, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws, Sanctions, or Trade Control Laws by any Group Company and since the Lookback Date, no Group Company has received any written or unwritten notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws, Sanctions, or Trade Control Laws.

(e)            Except as set forth on Section 3.21(e) of the Company Disclosure Schedule, (i) no Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter, (ii) the business of the Group Companies does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and (iii) the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, or any other legislation regulating the development, commercialization, marketing or export of technology, and such licenses as are required have been or in the process of being obtained and are listed in Section 3.21(e) of the Company Disclosure Schedule.

Section 3.22            Customers and Suppliers.

(a)            Section 3.22(a) of the Company Disclosure Schedules sets forth a list of the top ten (10) customers (by revenue) of the Group Companies, as a whole, for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Material Customers”) and the aggregate amount of consideration paid to the Group Companies by each Material Customer during such periods. No Material Customer has expressed to any Group Company in writing, and no Group Company has any knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with any Group Company or of a material breach of the terms of any Contract with such Material Customer. No Material Customer has asserted or threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of COVID-19.

(b)            Section 3.22(b)(i) of the Company Disclosure Schedules sets forth a list of the top ten (10) vendors to or suppliers of (by spend) of the Group Companies for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Group Companies during such periods. Except as set forth in Section 3.22(b)(ii) of the Company Disclosure Schedules, no Material Supplier is the sole source of the goods or services as to which it is a Material Supplier.

Section 3.23            Information Supplied. None of the information relating to the Group Companies that has been requested by the SPAC and supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or first mailed to the SPAC Shareholders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24            Governmental Grants. Except as set forth in Section 3.24 of the Company Disclosure Schedule, no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property Rights of the Company (“Grants”). Section 3.24 of the Company Disclosure Schedules sets forth: (a) the aggregate amount of each Grant; (b) the aggregate outstanding obligations of Company under each Grant with respect to royalties or other payments; (c) the outstanding amounts to be paid to Company under the Grants by the Governmental Entity, if any; and (d) the composition of such obligations or amount by the patent, other Intellectual Property Rights, product or product family to which it relates. Company is in material compliance with the terms and conditions of each Grant. There is no event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any Grant.

Section 3.25            HSR Act. The Company (a) is its own “ultimate parent entity”; (b) is not “engaged in manufacturing”; and (c) does not have “total assets” of $22.3 million or “annual net sales” of $222.7 million or more, as the quoted terms are defined in 16 C.F.R. §§ 801.1, 801.11.

Section 3.26            Investigation; No Other Representations.

(a)            The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE IV, in the Ancillary Documents to which it is or will be a party, and any certificates delivered by SPAC or an officer thereof, and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 3.27            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, THE ANCILLARY DOCUMENTS OR CERTIFICATES DELIVERED BY THE COMPANY OR ANY OFFICER THEREOF, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE CERTIFICATES DELIVERED BY THE COMPANY OR ANY OFFICER THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE CERTIFICATES DELIVERED BY THE COMPANY OR ANY OFFICER THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III. THE ANCILLARY DOCUMENTS, OR THE CERTIFICATES DELIVERED BY THE COMPANY OR ANY OFFICER THEREOF, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS Section 3. SHALL NOT EXCUSE ANY FRAUD OR WILLFUL MISCONDUCT OF THE COMPANY.

Article IV.
REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Subject to Section 8.8, except as set forth in the SPAC Disclosure Schedules, or except as set forth in any SPAC SEC Reports, excluding (a) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, or (b) any information incorporated by reference into the SPAC SEC Reports (other than from other SPAC SEC Reports), SPAC hereby represents and warrants to the Company as follows:

Section 4.1            Organization and Qualification.

(a)            SPAC is an exempted company incorporated, validly existing and, to the extent such concept exists under the Laws applicable to it, in good standing under the Laws of the Cayman Islands. SPAC has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted in all material respects. True, correct and complete copies of the Governing Documents of SPAC have been made available to the Company, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of SPAC are in full force and effect, and SPAC is not, and at all times has not been, in breach or violation in any material respect of any provision set forth in its Governing Documents.

(b)            At a meeting dully called and held, the SPAC Board has (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the Transactions (including the Merger), (b) determined that this Agreement and the Transactions, including the Merger, are advisable and are fair to and in the best interests of SPAC and its shareholders, and (c) recommended, among other things, approval of this Agreement and the Transactions (including the Merger) by the holders of SPAC Shares entitled to vote thereon

Section 4.2            Authority(a)            . SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Documents to which SPAC is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of SPAC. Except for the SPAC Shareholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or the Ancillary Documents and or SPAC’s performance hereunder or thereunder. This Agreement has been and each Ancillary Document to which SPAC is or will be a party has been or will be, upon execution and delivery thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding obligation of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3            Consents and Requisite Governmental Approvals; No Violations.

(a)            No Consent, Permit, approval or authorization of, or designation, declaration, filing with or notification to, any Governmental Entity is required on the part of SPAC with respect SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement, except for (i) compliance with and filings and Consents under the HSR Act, if any, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iv) receipt of the ISA Exemptions, (v) filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and all such other notices or filings required under the Cayman Companies Law with respect to the consummation of the Merger and the issuance of the certificate of merger by the Companies Registrar, (vi) applicable requirements of and filings under the ISL or any other similar Laws, (vii) compliance and filings with the TASE, the ISA, the ITA, and the Companies Registrar, (viii) compliance with, applicable requirements of and filings under the Cayman Companies Law or any other similar Laws, (ix) the SPAC Shareholder Approval, which shall have been secured on or prior to the Merger Effective Time, or (x) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b)            Subject to the receipt of the Consents, approvals, authorizations and other requirements set forth in Section 4.3(a), neither the execution, delivery or performance by SPAC of this Agreement nor the Ancillary Documents to which SPAC is or will be a party nor the consummation of the Transactions, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration (with or without notice) under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect or prevent, materially delay or materially impair the ability of SPAC to consummate the Transactions.

(c)            None of SPAC or any entity controlled, directly or indirectly through any Person, by SPAC beneficially owns any Company Ordinary Shares.

Section 4.4            Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of SPAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC or any of its Affiliates, including the Sponsor, has any obligation.

Section 4.5            Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Shareholders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6            Capitalization of SPAC.

(a)            Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued and are fully paid and non-assessable. The issuance of SPAC Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefore, if any, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth on Section 4.6(a) of the SPAC Disclosure Schedules, such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in compliance in all material respects with applicable Law. Except for the SPAC Shares and SPAC Warrants set forth on Section 4.6(a) of the SPAC Disclosure Schedules (subject to any SPAC Shareholder Redemptions), immediately prior to Closing, there shall be no other outstanding Equity Securities of SPAC.

(b)            Except as disclosed in the SPAC SEC Reports, as set forth on Section 4.6(a) of the SPAC Disclosure Schedules, as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed to in writing by the Company and SPAC, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts or commitments of any kind of any character, written or oral, that could require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed to in writing by the Company and SPAC, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or in Section 4.6(a) of the SPAC Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Shareholders may vote. Except for the Sponsor Support Agreement, Registration Rights and Lock-Up Agreement or as otherwise as disclosed in the SPAC SEC Reports or in Section 4.6(a) of the SPAC Disclosure Schedules, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC. SPAC does not own any Equity Securities in any Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

Section 4.7             SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8             Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account of at least $151,672,581. The funds held in the Trust Account are (i) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (ii) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 12, 2023 (the “Trust Agreement”), by and between SPAC and ETC, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to the SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (x) in respect of deferred underwriting commissions or Taxes, (y) the SPAC Shareholders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC or (z) if SPAC fails to complete a Business Combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SPAC’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since January 17, 2023, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the Transactions contemplated by this Agreement, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Shareholders who have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9             Indebtedness. As of the date hereof, SPAC does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 4.10           Transactions with Affiliates. Section 4.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor), or Affiliate of either SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”), other than Contracts with respect to a SPAC Related Party’s employment with, or the provision of services to, SPAC entered into in the ordinary course of business. Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “SPAC Related Party Transactions”.

Section 4.11           Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving SPAC or its assets or properties, including any condemnation or similar Proceedings, or against any of SPAC’s officers, directors or employees (in their capacities as officers, directors or employees of SPAC), that, if adversely decided or resolved, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. Neither SPAC nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by SPAC pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon SPAC which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 4.12           Compliance with Applicable Law. SPAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect. SPAC has not received any written notice from any Governmental Entity of a violation of any applicable Law by SPAC at any time since its formation, which violation would reasonably be expected to have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 4.13           Business Activities.

(a)            Since its IPO, SPAC has held all IPO proceeds in the Trust Account (other than any amounts permitted to be disbursed under the terms of the Trust Agreement and as described in the SPAC Prospectus) for the purpose of being used in the conduct of business following its Business Combination. Except as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).

(b)           SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby or as set forth in Section 4.13(c) of the SPAC Disclosure Schedules, SPAC is and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $25,000 in the aggregate with respect to any individual Contract or more than $50,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby and Contracts set forth in Section 4.13(c) of the SPAC Disclosure Schedules).

(d)           There is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of September 30, 2023 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of September 30, 2023 in the ordinary course of the operation of business of SPAC, (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.14           Internal Controls; Listing; Financial Statements.

(a)            Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC Financial Statements included in SPAC’s periodic reports required under the Exchange Act.

(b)           SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(c)           Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ISRLU”. The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ISRL”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ISRLW”. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, SPAC Shares or SPAC Warrants or prohibit or terminate the listing of the SPAC Units, SPAC Shares or SPAC Warrants on Nasdaq. Neither SPAC nor any of its Affiliates has taken any action that is designed to terminate the registration of the SPAC Units, SPAC Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Units, SPAC Shares or SPAC Warrants from Nasdaq or the SEC.

(d)            SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e)            Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC or (iii) Fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

Section 4.15            No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (it being understood and agreed that the expected third-parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (a) shall be set forth on Section 4.15 of the SPAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.9(e) or incurred in accordance with Section 5.9(e) (for the avoidance of doubt, in each case, with the written consent of the Company), (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, (g) that have arising since the date of the most recent balance sheet included in the SPAC SEC Reports in the ordinary course of business, or (h) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC, taken as a whole, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.16           Tax Matters.

(a)            SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions) and such Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established.

(b)            SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Entity.

(c)            There are no material claims, assessments, audits, examinations, investigations or other Proceedings pending, in progress or threatened in writing against SPAC in respect of any material Taxes, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against it (other than claims or assessments that have been settled or resolved).

(d)            There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity).

(e)            SPAC does not have any Liability for the Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise (in each case, other than any customary commercial agreement, contract or arrangement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Entity) (other than any customary commercial agreement, contract or arrangement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(f)             SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(g)            SPAC has not received a written notice from a Governmental Entity in a jurisdiction where it does not file Tax Returns that SPAC is or may be subject to Tax by that jurisdiction.

(h)            During the two (2)-year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)             SPAC is a Tax resident only in its country of incorporation.

(j)             SPAC is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or treated as a U.S. corporation for U.S. federal income tax purposes by reason of the application of Section 7874(b) of the Code.

(k)            SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Equity Exchange from qualifying for the Intended U.S. Tax Treatment. To the knowledge of SPAC, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Equity Exchange from qualifying for the Intended U.S. Tax Treatment.

Section 4.17            Absence of Changes. During the period beginning on the date of SPAC’s incorporation and ending on the date of this Agreement, (a) no SPAC Material Adverse Effect has occurred and (b) except for actions expressly contemplated by this Agreement or any Ancillary Document or taken in connection with the Transactions, SPAC has conducted its businesses in the ordinary course in all material respects.

Section 4.18            Material Contracts; No Defaults.

(a)            SPAC has filed as an exhibit to the SPAC SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b)            The SPAC SEC Reports contain true, correct and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)            Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) SPAC and, to the knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.19            Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act.

Section 4.20            Compliance with International Trade & Anti-Corruption Laws.

(a)            Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, a Sanctioned Person.

(b)            Since SPAC’s incorporation, to SPAC’s knowledge, SPAC has been in compliance with applicable Sanctions and Trade Control Laws.

(c)            Since SPAC’s incorporation, none of SPAC, any of its respective directors or officers, nor, to SPAC’s knowledge, any of its Representatives, or any other Persons acting for or on behalf of SPAC has, directly or indirectly, (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, Sanctions and Export Control Laws.

(d)            To the knowledge of SPAC, there is no current investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding the actual or possible violation of the Anti-Corruption Laws or Trade Control Laws by SPAC, its directors or officers, nor, to SPAC’s knowledge, any of its employees, agents or any other Persons acting for or on behalf of any of SPAC and since its date of incorporation, SPAC has not received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Entity regarding an actual or possible violation of the Anti-Corruption Laws or Trade Control Laws.

Section 4.21            Investigation; No Other Representations.

(a)            SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III, in the Ancillary Documents to which it is or will be a party, and any certificates delivered by the Company or any officer thereof, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 4.22            EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article IV, THE ANCILLARY DOCUMENTS, AND ANY CERTIFICATES DELIVERED BY SPAC OR ANY OFFICER THEREOF, NEITHER SPAC NOR ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE CERTIFICATES DELIVERED BY SPAC OR ANY OFFICER THEREOF. OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, BY THE ANCILLARY DOCUMENTS, OR THE CERTIFICATES DELIVERED BY SPAC OR ANY OFFICER THEREOF, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB, OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV. THE ANCILLARY DOCUMENTS, OR ANY CERTIFICATE DELIVERED BY SPAC OR ANY OFFICER THEREOF, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, ANY SPAC SEC REPORTS, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS Section 4.22 SHALL NOT EXCUSE ANY FRAUD OR WILLFUL MISCONDUCT OF SPAC.

Article V.
COVENANTS

Section 5.1             Conduct of Business of the Company.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or Governmental Entity, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (i) conduct and operate the business of the Group Companies in the ordinary course of business in all material respects, consistent with past practice and in material compliance with all applicable Laws, and (ii) maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except (r) as expressly contemplated by this Agreement or any Ancillary Document, (s) as required by applicable Law, (t) as set forth on Section 5.1(b) of the Company Disclosure Schedules, (u) as consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed) or (v) as contemplated, permitted or pursuant to any Company Permitted Interim Financing, not do any of the following:

(i)             except for transactions solely among the Company and any of the Company’s Subsidiaries and the Share Split, split, reserve split, reclassify, recapitalize, repurchase, redeem or otherwise acquire, offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company, other than (x) the issuance of securities upon exercise of Company Options, or Company RSUs or pursuant to any Company Permitted Interim Financing and (y) the issuance of Company Options and Company RSUs under the Company Equity Plan;

(ii)            (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)            adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents;

(iv)           except for the Equity Exchange, transfer, issue, sell, grant, pledge, or otherwise directly or indirectly dispose of, or subject to a Lien, other than in the ordinary course, (A) any Equity Securities of any Group Company or (B) any options, restricted stock, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than (x) the issuance of shares of capital stock of the Company upon the exercise of any Company Equity Award outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (y) the issuance of Company Equity Awards in the ordinary course of business or (z) the issuance of Equity Securities pursuant to any Company Permitted Interim Financing; provided, however, that to the extent the Company enters into an agreement to issue common equity in financing transactions that are to be consummated substantially simultaneously with Closing, the implied equity valuation of the Company in such financing transactions must be equal to or in excess of the Company Equity Value;

(v)            incur, create or assume any Indebtedness other than (A) ordinary course trade payables, (B) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (C) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancing thereof; provided, however, that the Company may incur Indebtedness from (i) a commercial bank, (ii) a third-party institutional lender or (iii) any other third-party lender or debt provider where such Indebtedness is not convertible into Equity Securities of the Company, in each case, on arms’-length or better terms for the Company and on terms that do not materially and adversely affect the interests of SPAC, Sponsor, NewPubco (after the Closing Date) or the likelihood of the Closing, including the ability to meet the Minimum Cash Condition;

(vi)           make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business, (C) prepayments, loans and deposits paid to customers or suppliers of any Group Company in the ordinary course of business, (D) trade credit extended to customers of the Group Companies in the ordinary course of business and (E) advances to wholly owned Subsidiaries of the Company;

(vii)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(viii)         enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);

(ix)           change any Group Company’s accounting principles or methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or IFRS;

(x)            except as set forth on Section 3.18 of the Company Disclosure Schedules, enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xi)            (A) change any material method of Tax accounting, (B) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (C) settle or compromise any audit, assessment, claim or other Proceeding in respect of material Taxes other than such settlement or compromise with the ITA, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar Tax agreement (which this (D) does not include any customary commercial agreement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), (E) surrender or allow to expire any right to claim a refund of material Taxes or (F) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes; or

(xii)          enter into any Contract to take, or cause to be taken, any of the foregoing actions set forth in clauses (i) through (vii).

(c)            Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of any Group Company, NewPubco or Merger Sub prior to the Closing.

Section 5.2             Efforts to Consummate; Transaction Litigation; Incorporation of NewPubco and Merger Sub.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall (and shall cause their Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to assist in the delisting from the TASE of the Company Ordinary Shares, including approaching any relevant judicial or regulatory body in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall (and shall cause their Affiliates to) use reasonable best efforts to obtain, file with or deliver to, as applicable, as promptly as reasonably practicable any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. Each Party shall (i) make all required filings, notifications and applications, if any, pursuant to the HSR Act and any other applicable antitrust, competition, merger control and foreign investment Laws with respect to the Transactions as promptly as reasonably practicable (and, with respect to the HSR Act, no later than ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or any other Law. SPAC shall promptly inform the Company of any communication between SPAC or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other applicable antitrust, competition, merger control or foreign investment Law, or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of SPAC and the Company, as applicable. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(b)           From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company and its Affiliates, on the other hand, shall give counsel for the Company (in the case of SPAC) or counsel for SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties and its Affiliates agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of the Company, SPAC, or, in the case of SPAC, the Company in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of the Company, SPAC, or, in the case of SPAC, the Company, the opportunity to attend and participate in such meeting or discussion. If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Parties, an appropriate response to such request.

(c)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company, NewPubco, Merger Sub, any Group Company, or any of their respective Representatives (in their capacity as a Representative of any Group Company, NewPubco or Merger Sub). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation.

(d)            Promptly following the date hereof, the Company shall cause (i) NewPubco to be formed under the laws of the State of Israel, and (ii) for NewPubco to form Merger Sub, as a Cayman Islands exempted company and a wholly owned, direct Subsidiary of NewPubco.

(e)            Promptly after the Company receives the certificate of incorporation (or equivalent document) following the incorporation of NewPubco and Merger Sub, the Company shall cause each of NewPubco and Merger Sub to execute and deliver to SPAC a joinder agreement in form and substance to be mutually agreed by SPAC and the Company, pursuant to which, among other things, each NewPubco and Merger Sub shall (i) become a party to this Agreement as of the date thereof and (ii) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to it as a Company Party and shall assume all rights and obligations of a Company Party hereunder, with the same force and effect as if originally named herein (a “Joinder Agreement”), and (iii) NewPubco in its capacity as sole shareholder of Merger Sub, shall deliver its adoption and approval of this Agreement and the Merger in accordance with the Cayman Companies Law in the form of written shareholder resolution.

Section 5.3             Confidentiality and Access to Information.

(a)            The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, employee, consultants, advisors, books and records of the Group Companies, including financial information of the Group Companies used in the preparation of the Financial Statements and in the unaudited projected financial information to be included in the Registration Statement (in a manner so as to not materially interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, NewPubco or Merger Sub, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, on the one hand, and any Group Company, any Company Non-Party Affiliate, NewPubco, Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceedings and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4             Public Announcements.

(a)            None of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Company; provided, however, that each Party may make any such announcement or other communication (i) if, subject to subsection (iv) below, such announcement or other communication is required by applicable Law (including the requirements of Nasdaq), in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is SPAC, or SPAC, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith and in recognition of the obligations of the Parties to coordinate their disclosure while remaining in compliance with their respective disclosure requirements, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4, (iii) subject to the terms of Section 5.2, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions and (iv) if, with respect to the Company, such announcement or other communication is required by applicable Israeli Law (including the requirements of TASE), the Company shall have no obligation to consult with SPAC with respect to such announcement or communication and SPAC shall have no right to review and comment on such announcement or communication.

(b)            The initial press release concerning this Agreement and the transactions contemplated by this Agreement shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (and in any event within four (4) Business Days hereof), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company shall file an immediate report to the TASE and the ISA following the Signing Filing, which the SPAC shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith, subject to the SPAC completing such review and providing such comments, if any, within the timeline that will allow the Company to comply with any applicable Law. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file a current report on Form 8-K (the “Closing Filing”), and the Company shall file an immediate report to the TASE and the ISA, in each case with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equity holders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5             Tax Matters; Tax Rulings.

(a)            Notwithstanding anything to the contrary herein, each Party shall pay its own transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs incurred in connection with the Transactions.

(b)            Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate, or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment. From and after the Closing, neither NewPubco nor its Affiliates will take any action, make any Tax election or engage in any transaction that would result in the liquidation of SPAC or the Company for U.S. federal income tax purposes within two (2) calendar years following the Closing Date. The Parties shall, and shall cause their respective Affiliates to, file all Tax Returns consistent with, and not take any position for Tax purposes (whether in Tax Proceeding or otherwise) inconsistent with, the Intended U.S. Tax Treatment. The Parties further acknowledge that each of the Equity Exchange and the Merger may also independently qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and for the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting either the Equity Exchange or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (other than Section 368(a)(1)(F) of the Code). To the extent applicable, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c)            If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requires any opinion to be provided in respect of the Tax consequences of the Transactions: (i) to the extent such opinion is with respect to the Intended U.S. Tax Treatment or other Tax consequences of the Transactions to equityholders of the Company, the Company shall use commercially reasonable efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel, and (ii) to the extent such opinion is with respect to the Intended U.S. Tax Treatment or other Tax consequences of the Transactions to equityholders of SPAC and not otherwise not covered in (i), SPAC shall use commercially reasonable efforts to cause such opinion (as so required by the SEC) to be provided, subject to customary assumptions and limitations, by its Tax advisors or counsel. Each of the Parties shall use commercially reasonable efforts to, and to cause its Affiliates to, cooperate with one another and their respective Tax advisors or counsel in connection with the issuance of an opinion described under this Section 5.5(c), including, upon the reasonable request of any Tax advisors or counsel, using commercially reasonable efforts to deliver to such Tax advisors or counsel certificates (dated as of the necessary date and signed by an officer of each such Party or its Affiliates) containing such customary representations as are reasonably necessary or appropriate for such Tax advisors or counsel to render such opinion. Notwithstanding anything to the contrary in this Agreement, none of the Company, SPAC or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement / Proxy Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will the provision of any Tax opinion be a condition precedent to the Transactions.

(d)            Each of the Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any Tax audit or Proceeding or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax Proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available) NewPubco shall use commercially reasonable efforts to make available to the former SPAC Shareholders information reasonably necessary to compute any income of any such former SPAC Shareholder (or its direct or indirect owners) arising, if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any Tax period that includes the Closing Date, including following a written request by any such former SPAC Shareholder timely providing (i) a PFIC annual information statement meeting the requirements of Treasury Regulations Section 1.1295-1(g)(1) to enable such former SPAC Shareholder (or its direct or indirect owners) to make a “qualifying electing fund” election under Section 1295 of the Code for any such Tax period, and (ii) information to enable any applicable former SPAC Shareholder (or its direct or indirect owners) to report its allocable share of “subpart F” income under Section 951 of the Code for any such Tax period.

(e)            Tax Rulings:

(i)             102 Awards Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants, in coordination with SPAC, to prepare and file with the ITA an application in form and substance reasonably acceptable to SPAC for a ruling, which may be included as part of the Company Israeli Tax Ruling, that will provide, among other things, that: (i) SPAC, NewPubco, the Company and anyone acting on their behalf shall be exempt from withholding Tax in relation to the exchange of Company 102 Options for NewPubco Stock Options, the exchange of Company 102 RSUs for NewPubco RSUs and the exchange of Company 102 Shares for NewPubco Ordinary Shares, and (ii) the exchange of Company 102 Options for NewPubco Stock Options, the exchange of Company 102 RSUs for NewPubco RSUs and the exchange of Company 102 Shares for NewPubco Ordinary Shares shall not constitute a Taxable event and Tax continuity shall apply to the stock options, RSUs, or Ordinary Shares of NewPubco issued in exchange for such Company 102 Options, Company 102 RSUs or Comp any 102 Shares (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Awards Tax Ruling”). Each of the Company and SPAC shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 102 Awards Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the 102 Awards Tax Ruling as promptly as practicable. The final text of the 102 Awards Tax Ruling, including all appendices thereof, shall in all circumstances be subject to the prior written confirmation of SPAC or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed.

(ii)            Company Israeli Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, the Company shall instruct its legal counsel, advisors and accountants, in coordination with SPAC, to prepare and file with the ITA an application for a ruling or rulings (or interim ruling or rulings, if applicable) providing for the deferral of any applicable Israeli Tax, if applied, with respect to such NewPubco equity consideration that each Company Shareholder, and holder of Company Equity Awards is entitled to receive pursuant to this Agreement until the date of the sale, transfer or other conveyance for cash of such NewPubco share consideration (such ruling, rulings, interim ruling or interim rulings, collectively, the “Company Israeli Tax Ruling”). The Company shall cooperate with SPAC, and their Israeli counsel and Tax advisors with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Company Israeli Tax Ruling; provided that any costs associated with the application for the Company Israeli Tax Ruling shall be paid by the Company prior to the Closing; provided, further, that the Company Israeli Interim Tax Ruling or the Company Israeli Tax Ruling shall not impose any restrictions or obligations on SPAC, the Company or any of their Affiliates without the prior written consent of SPAC or the Company, respectively. For the avoidance of doubt, the Company shall not make any application to the ITA with respect to any matter relating to the Company Israeli Tax Ruling without first consulting with SPAC and its legal counsel and Tax advisors granting SPAC and its legal counsel and tax advisors the opportunity to review, comment and approve the draft application for such ruling, and the Company and any of its Representatives shall enable SPAC and its legal counsel and tax advisors to participate in all discussions and meetings with the ITA relating thereto. The final text of the Company Israeli Interim Tax Ruling (if applicable) or the Company Israeli Tax Ruling shall be subject to the prior written confirmation of both SPAC and the Company and their respective legal counsel and Tax advisors.

(iii)            SPAC Israeli Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, SPAC shall instruct its legal counsel, advisors and accountants, in coordination with the Company, to prepare and file with the ITA an application for a ruling or rulings (or interim ruling or rulings, if applicable) providing for the deferral of any applicable Israeli Tax, if applied, with respect to such NewPubco equity consideration that each SPAC Shareholder and holder of SPAC Warrants is entitled to receive pursuant to this Agreement until the date of the sale, transfer or other conveyance for cash of such NewPubco share consideration (such ruling, rulings, interim ruling or interim rulings, collectively, the “SPAC Israeli Tax Ruling” and together with the Company Israeli Tax Ruling, the “Israeli Tax Rulings”). SPAC shall cooperate with the Company, and their Israeli counsel and Tax advisors with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the SPAC Israeli Tax Ruling; provided that any costs associated with the application for the SPAC Israeli Tax Ruling shall be paid by SPAC prior to the Closing; provided, further, that the SPAC Israeli Interim Tax Ruling or the SPAC Israeli Tax Ruling shall not impose any restrictions or obligations on SPAC, the Company or any of their Affiliates without the prior written consent of SPAC or the Company, respectively. For the avoidance of doubt, SPAC shall not make any application to the ITA with respect to any matter relating to the SPAC Israeli Tax Ruling without first consulting with the Company and its legal counsel and Tax advisors granting the Company and its legal counsel and tax advisors the opportunity to review, comment and approve the draft application for such ruling, and SPAC and any of its Representatives shall enable the Company and its legal counsel and tax advisors to participate in all discussions and meetings with the ITA relating thereto. The final text of the SPAC Israeli Interim Tax Ruling (if applicable) or the SPAC Israeli Tax Ruling shall be subject to the prior written confirmation of both SPAC and the Company and their respective legal counsel and Tax advisors.

Section 5.6             No Solicitation; Company Board Recommendation; SPAC Board Recommendation.

(a)            From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Merger Effective Time, except as expressly permitted by this Section 5.6, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall instruct and use its commercially reasonable efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing discussions or negotiations with any Third Party conducted prior to the date hereof by the Company, any of its Subsidiaries or any of their respective Representatives that constitute or could reasonably be expected to lead to any Company Acquisition Proposal, and shall promptly terminate access by each such Third Party and such Third Party’s Representatives to any data room (whether online or otherwise) containing information in respect of the Company or its Subsidiaries. The Company shall, within two (2) Business Days following the date of this Agreement, request in writing that each Third Party that has previously executed a confidentiality agreement in connection with its consideration of making a Company Acquisition Proposal in the one (1) year period prior to the date of this Agreement promptly return or destroy all confidential information previously furnished to such Third Party by or on behalf of the Company, any of its Subsidiaries or any of their respective Representatives in accordance with the terms of the applicable confidentiality agreement.

(b)            At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Merger Effective Time, except as expressly permitted by this Section 5.6, the Company shall not, nor shall its Subsidiaries or any of their respective officers and directors, and the Company shall instruct and shall use commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, knowingly encourage or knowingly facilitate or induce the making, submission or announcement of a Company Acquisition Proposal or any inquiry, offer, proposal or indication of interest that constitutes or could reasonably be expected to lead to any Company Acquisition Proposal; (ii) in connection with or in response to any Company Acquisition Proposal or any inquiry, offer, proposal or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records or other information of the Company or any of its Subsidiaries to any Third Party; (iii) enter into, conduct, participate or engage in negotiations or discussions with any Third Party (other than solely to inform such Third Party that the terms of this Agreement prohibits such discussions) relating to or for the purpose of encouraging or facilitating a Company Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement or Contract contemplating or otherwise relating to a Company Acquisition Transaction (a “Company Alternative Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement; (v) terminate, amend, modify, waive or release any rights under any “standstill” or other similar agreement (unless the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to grant any waiver or release under any standstill or similar agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law); or (vi) resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, prior to obtaining the Company Equityholder Approval, if at any time the Company receives an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 5.6 the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company in response to such Company Acquisition Proposal may (A) contact the Third Party or any of its Representatives who has made such Company Acquisition Proposal solely for the purpose of seeking clarification of the terms or conditions of such Company Acquisition Proposal, (B) engage or participate in discussions or negotiations with such Third Party or any of its Representatives regarding such Company Acquisition Proposal and (C) afford access and furnish to such Third Party or to any of its Representatives any information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets or provide access to data room (virtual or physical) pursuant to a confidentiality agreement (which the Company and its Representatives will be permitted to negotiate and enter into) the terms of which, taken as a whole, are no less favorable to the Company than those contained in the Confidentiality Agreement and do not include any provision granting such counterparty the exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations hereunder (it being understood that such an agreement need not include any “standstill” or similar provisions); provided, that any material non-public information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets furnished to such Third Party (to the extent that such information has not been previously provided or made available to SPAC) is furnished or made available to SPAC promptly (and in any event within 48 hours) following the provision or making available of such information to such Third Party.

(c)            Without limiting the generality of the foregoing, SPAC and the Company acknowledge and agree that any violation of the restrictions set forth in this Section 5.6 by any Subsidiary of the Company or any directors or officers of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 5.6 by the Company. The Company shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives to comply with the restrictions set forth in this Section 5.6.

(d)            In addition to the obligations of the Company set forth in Section 5.6(b), the Company shall promptly, and in all cases within 48 hours of its receipt, advise SPAC orally and in writing of any (i) Company Acquisition Proposal or (ii) request for information or request to engage in negotiations or discussions or any other inquiry with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal, and provide SPAC with (A) copies of all written materials provided by such Person in connection with such Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry) and (B) a written summary of any material terms and conditions of such Company Acquisition Proposal (other than the identity of the Third Party who has made the Company Acquisition Proposal, request or inquiry) not included in such written materials.

(e)            The Company shall keep SPAC reasonably informed of the status of discussions relating to, and the material terms and conditions (including all amendments or proposed amendments to such material terms and conditions) of any such Company Acquisition Proposal, request or inquiry, and promptly (and in no event later than 48 hours thereafter) shall provide SPAC with copies of any revised written proposals or draft agreements relating to any Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry).

(f)            Other than in accordance with the terms of this Section 5.6(f), from the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement pursuant to ARTICLE VII, the Company Board shall not (i) withhold, amend, withdraw or modify in a manner adverse to SPAC the Company Board Recommendation, (ii) adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal, (iii) if a Company Acquisition Proposal has been publicly announced, following the failure of the Company Board to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of SPAC’s written request to do so (provided that the Company Board shall not be required to make any such public reaffirmation on more than one occasion in respect of any Company Acquisition Proposal), publicly recommend such Company Acquisition Proposal, or (iv) fail to include the Company Board Recommendation in the Proxy Statement (collectively, a “Company Board Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Equityholder Approval, the Company Board may, in response to an unsolicited bona fide written Superior Proposal that has not been withdrawn, (A) effect a Company Board Recommendation Change with respect to such Superior Proposal and (B) terminate this Agreement pursuant to Section 7.1(h) in order to enter into a definitive Company Alternative Acquisition Agreement providing for such Superior Proposal if, in each case (1) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that in light of such Superior Proposal, failure to effect a Company Board Recommendation Change and failure to terminate this Agreement in order to enter into a definitive Company Alternative Acquisition Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (2) SPAC receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Recommendation Change (the “Company Superior Proposal Notice Period”); (3) the Company has, and has caused its financial and legal advisors to, during the Company Superior Proposal Notice Period, negotiate with SPAC in good faith any proposed modifications to the terms and conditions of this Agreement in response to such Superior Proposal; and (4) after taking into account any counter-offer or proposal offered by SPAC within the Company Superior Proposal Notice Period in writing, if any, the Company Board confirms the determination that the Company Acquisition Proposal still constitutes a Superior Proposal (it being understood that the Company shall promptly notify SPAC of any material amendment or modification to the terms of a Superior Proposal, including any revision in price (in any event within one (1) Business Day from such amendment or modification); provided, that the period during which the Company and its Representatives are required to negotiate with SPAC in good faith regarding any modified terms proposed by SPAC in response to such amendment or modification of a Superior Proposal shall expire on the earlier to occur of (x) two (2) Business Days after the Company provides written notice of such amendment or modification and (y) the end of the original Company Superior Proposal Notice Period).

(g)            Nothing in this Agreement shall prohibit the Company or Company Board from (i) taking and/or disclosing to Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act and, to the extent referenced therein, Item 1012(a) of Regulation M-A under the Exchange Act; (ii) taking and disclosing to the Company Shareholders a position contemplated by Section 329 of the ICL (or making any similar communication to the Company Shareholders required under Israeli law); (iii) making a “stop, look and listen” communication to Company Shareholders pursuant to Rule 14d-9(f) under the Exchange Act; or (iv) making any other disclosure or communication to Company Shareholders if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that such disclosure or communication is required under applicable Law or that the failure to make such disclosure or communication would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the taking of any such position or making of any such disclosure or communication contemplated by this Section 5.6(g) shall not affect the definition of “Company Board Recommendation Change” and the Company Board may not effect a Company Board Recommendation Change except in compliance with this Section 5.6(g) (it being understood, for the avoidance of doubt, that the making of any disclosure or communication permitted under this Section 5.6(g) shall not constitute a Company Board Recommendation Change).

(h)            Except as otherwise permitted by this Section 5.6, prior to the earlier to occur of the Merger Effective Time and the termination of this Agreement pursuant to ARTICLE VII, the Company shall not take any action to approve any transaction under, or exempt any Person (other than SPAC and its Affiliates) from the provisions of, any takeover Law or any anti-takeover provision in the Governing Documents of the Company or otherwise cause such restrictions not to apply.

(i)             From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Merger Effective Time, except as expressly permitted by this Section 5.6, SPAC shall, and shall cause its Affiliates and its and their respective officers and directors to, and shall instruct and use its commercially reasonable efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing discussions or negotiations with any Third Party conducted prior to the date hereof by SPAC, any of its Affiliates or any of their respective Representatives that constitute or could reasonably be expected to lead to any SPAC Acquisition Proposal.

(j)            At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VII and the Merger Effective Time, except as expressly permitted by this Section 5.6, SPAC shall not, nor shall its Affiliates or any of their respective officers and directors, and SPAC shall instruct and shall use commercially reasonable efforts to cause its and its Affiliates’ other Representatives not to, directly or indirectly, (i) whether publicly or otherwise, solicit, initiate, knowingly encourage or knowingly facilitate or induce the making, submission or announcement of a SPAC Acquisition Proposal or any inquiry, offer, proposal or indication of interest that constitutes or could reasonably be expected to lead to any SPAC Acquisition Proposal; (ii) in connection with or in response to any SPAC Acquisition Proposal or any inquiry, offer, proposal or indication of interest that could reasonably be expected to lead to a SPAC Acquisition Proposal, furnish to any Third Party any information relating to the SPAC or any of its Affiliates, or afford access to the business, assets, books or records or other information of SPAC or any of its Affiliates to any Third Party; (iii) enter into, conduct, participate or engage in negotiations or discussions with any Third Party (other than solely to inform such Third Party that the terms of this Agreement prohibits such discussions) relating to or for the purpose of encouraging or facilitating a SPAC Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement or Contract contemplating or otherwise relating to a SPAC Acquisition Transaction (an “SPAC Alternative Acquisition Agreement”) or requiring SPAC to abandon, terminate or fail to consummate the Transactions contemplated by this Agreement; (v) terminate, amend, modify, waive or release any rights under any “standstill” or other similar agreement (unless the SPAC Board determines in good faith (after consultation with its outside legal counsel) that the failure to grant any waiver or release under any standstill or similar agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law); or (vi) resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, prior to obtaining the SPAC Shareholder Approval, if at any time SPAC receives an unsolicited bona fide written SPAC Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 5.6 the SPAC Board determines in good faith (after consultation with SPAC’s financial advisors and outside legal counsel) that such SPAC Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions could reasonably be expected to be inconsistent with the fiduciary duties of the SPAC Board under applicable Law, then SPAC in response to such SPAC Acquisition Proposal may (A) contact the Third Party or any of its Representatives who has made such SPAC Acquisition Proposal solely for the purpose of seeking clarification of the terms or conditions of such SPAC Acquisition Proposal, (B) engage or participate in discussions or negotiations with such Third Party or any of its Representatives regarding such SPAC Acquisition Proposal and (C) afford access and furnish to such Third Party or to any of its Representatives any information relating to SPAC pursuant to a confidentiality agreement (which SPAC and its Representatives will be permitted to negotiate and enter into) the terms of which, taken as a whole, are no less favorable to SPAC than those contained in the Confidentiality Agreement and do not include any provision granting such counterparty the exclusive right to negotiate with SPAC or having the effect of prohibiting SPAC from satisfying its obligations hereunder (it being understood that such an agreement need not include any “standstill” or similar provisions); provided, that any material non-public information relating to SPAC, to any of its Affiliates or to their respective businesses, properties or assets furnished to such Third Party (to the extent that such information has not been previously provided or made available to the Company) is furnished or made available to the Company promptly (and in any event within 48 hours) following the provision or making available of such information to such Third Party.

(k)            Without limiting the generality of the foregoing, SPAC and the Company acknowledge and agree that any violation of the restrictions set forth in this Section 5.6 by any Affiliate of SPAC or any directors or officers of SPAC, shall be deemed to be a breach of this Section 5.6 by SPAC. SPAC shall use its commercially reasonable efforts to cause its and its Affiliates Representatives to comply with the restrictions set forth in this Section 5.6.

(l)             In addition to the obligations of SPAC set forth in Section 5.6(j), SPAC shall promptly, and in all cases within 48 hours of its receipt, advise the Company orally and in writing of any (i) SPAC Acquisition Proposal or (ii) request for information or request to engage in negotiations or discussions or any other inquiry with respect to, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal, and provide the Company with (A) copies of all written materials provided by such Person in connection with such SPAC Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such SPAC Acquisition Proposal, request or inquiry) and (B) a written summary of any material terms and conditions of such SPAC Acquisition Proposal (other than the identity of the Third Party who has made the SPAC Acquisition Proposal, request or inquiry) not included in such written materials.

(m)            SPAC shall keep the Company reasonably informed of the status of discussions relating to, and the material terms and conditions (including all amendments or proposed amendments to such material terms and conditions) of any such SPAC Acquisition Proposal, request or inquiry, and promptly (and in no event later than 48 hours thereafter) shall provide the Company with copies of any revised written proposals or draft agreements relating to any SPAC Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such SPAC Acquisition Proposal, request or inquiry).Other than in accordance with the terms of this Section 5.6(m) from the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement pursuant to ARTICLE VII, the SPAC Board shall not (i) withhold, amend, withdraw or modify in a manner adverse to the Company the SPAC Board Recommendation, (ii) adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any SPAC Acquisition Proposal, (iii) if a SPAC Acquisition Proposal has been publicly announced, following the failure of the SPAC Board to publicly reaffirm the SPAC Board Recommendation within ten (10) Business Days after receipt of the Company’s written request to do so (provided that the SPAC Board shall not be required to make any such public reaffirmation on more than one occasion in respect of any SPAC Acquisition Proposal), publicly recommend such SPAC Acquisition Proposal, or (iv) fail to include the SPAC Board Recommendation in the Proxy Statement (collectively, a “SPAC Board Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the SPAC Shareholder Approval, the SPAC Board may, in response to an unsolicited bona fide written Superior Proposal that has not been withdrawn, (A) effect a SPAC Board Recommendation Change with respect to such Superior Proposal and (B) terminate this Agreement pursuant to Section 7.1(i) in order to enter into a definitive SPAC Alternative Acquisition Agreement providing for such Superior Proposal if, in each case (1) the SPAC Board determines in good faith, after consultation with SPAC’s financial advisors and outside legal counsel, that in light of such Superior Proposal, failure to effect a SPAC Board Recommendation Change and failure to terminate this Agreement in order to enter into a definitive SPAC Alternative Acquisition Agreement would be inconsistent with the fiduciary duties of the SPAC Board under applicable Law; (2) the Company receives written notice from SPAC confirming that the SPAC Board has determined to change its recommendation at least four (4) Business Days in advance of the SPAC Board Recommendation Change (the “SPAC Superior Proposal Notice Period”); (3) SPAC has, and has caused its financial and legal advisors to, during the SPAC Superior Proposal Notice Period, negotiate with the Company in good faith any proposed modifications to the terms and conditions of this Agreement in response to such Superior Proposal; and (4) after taking into account any counter-offer or proposal offered by the Company within the SPAC Superior Proposal Notice Period in writing, if any, the SPAC Board confirms the determination that the SPAC Acquisition Proposal still constitutes a Superior Proposal (it being understood that SPAC shall promptly notify the Company of any material amendment or modification to the terms of a Superior Proposal (in any event within one (1) Business Day from such amendment or modification); provided, that the period during which SPAC and its Representatives are required to negotiate with the Company in good faith regarding any modified terms proposed by the Company in response to such amendment or modification of a Superior Proposal shall expire on the earlier to occur of (x) two (2) Business Days after SPAC provides written notice of such amendment or modification and (y) the end of the original SPAC Superior Proposal Notice Period).

Section 5.7            Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, (a) NewPubco, SPAC and the Company, shall prepare a proxy statement (which, depending on the Section 350 Proceeding, may be a joint proxy statement) (the “Proxy Statement”) to be filed with the SEC by SPAC relating to (i) the Transaction Proposals to be submitted to the holders of SPAC Shares at the SPAC Shareholders Meeting and providing the Public Shareholders an opportunity to have their SPAC Shares redeemed, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq, and (ii) the Transaction Proposals to be submitted to the holders of Company Ordinary Shares at the Company Equityholders Meetings, all in accordance with and as required by Company’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, ISA and TASE, and (b) NewPubco, SPAC and the Company shall prepare, and NewPubco shall file with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”) pursuant to which the NewPubco Ordinary Shares and NewPubco Warrants issuable in the Merger will be registered with the SEC and that will include the Proxy Statement (such document, the “Registration Statement / Proxy Statement”), all in accordance with and as required by NewPubco and SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq, and the Company’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, ISA and TASE. Each of NewPubco, SPAC and the Company shall use its commercially reasonable efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments or requests from the SEC); (b) promptly notify the other party of, reasonably cooperate with each other with respect to and respond promptly to any comments or requests of the SEC or its staff; (c) promptly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of NewPubco, SPAC or the Company, as applicable) any amendments or supplements to the Registration Statement / Proxy Statement in order to address comments or requests from the SEC or its staff (which amendments or supplements shall be promptly filed by the Parties); (d) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (e) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each of SPAC, NewPubco and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of the NewPubco, Company or SPAC to the SEC or Nasdaq in connection with the Transactions. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform each other Party thereof; (ii) such Party shall prepare and mutually agree upon with the other Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) NewPubco shall as promptly as and as reasonably practicable file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Shareholders and the Company Shareholders. NewPubco shall as promptly as reasonably practicable advise SPAC and the Company of the time of effectiveness of the Registration Statement / Proxy Statement or the issuance of any stop order relating thereto, SPAC shall as promptly as reasonably practical advise NewPubco and the Company of the suspension of the qualification of the SPAC Shares for offering or sale in any jurisdiction, and NewPubco, the Company and SPAC shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. SPAC shall bear all fees and expenses in connection with the registration of NewPubco Ordinary Shares and NewPubco Warrants and the filing of the Registration Statement / Proxy Statement.

Section 5.8            SPAC Shareholder Approval. SPAC shall use its commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the meeting of the SPAC Shareholders (the “SPAC Shareholders Meeting”) in accordance with the Governing Documents of SPAC and the Cayman Companies Law, (ii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, (x) file the Proxy Statement contained therein with the SEC in definitive form and (y) cause the Proxy Statement contained therein to be disseminated to the SPAC Shareholders and (iii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, solicit proxies from the SPAC Shareholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto, and providing the SPAC Shareholders with the Offer. SPAC shall, through approval of the SPAC Board, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the Transactions (including each of the Merger, the Plan of Merger and the amended and restated SPAC Articles); (ii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC, NewPubco, and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (iv) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “Transaction Proposals”); provided, that SPAC may adjourn the SPAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Shareholders prior to the SPAC Shareholders Meeting, or (D) if holders of SPAC Shares have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the Minimum Cash Condition not being satisfied; provided that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The SPAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall change, withdraw, withhold or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to change, withdraw, withhold or modify the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9            Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or as consented in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to comply with and continue performing under SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.9 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)            adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC;

(b)            declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any Equity Securities of SPAC, or repurchase, redeem (other than in connection with the Offer) or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC;

(c)            (i) merge, consolidate, combine or amalgamate SPAC with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(d)            split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(e)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness or other Liability other than working capital or extension loans from the Sponsor in an amount not to exceed $1,500,000;

(f)            make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other Person, other than to, of, or in, SPAC;

(g)            issue, grant, sell, deliver or dispose of any Equity Securities of SPAC or securities exercisable for or convertible into Equity Securities of SPAC (including options, warrants or stock appreciation rights with respect to Equity Securities of SPAC);

(h)            (i) enter into, renew, modify or revise any SPAC Related Party Transaction, other than (A) the entry into any Contract with a SPAC Related Party with respect to the incurrence of Indebtedness permitted by Section 5.9(e) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction;

(i)            pay, distribute or advance any assets or property to any of its officers, directors, stockholders or other Affiliates (other than its Subsidiaries) or enter into or amend any agreement with respect to the foregoing, other than regarding (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses incurred in connection with SPAC or its Subsidiaries;

(j)            engage in any activities or business, other than activities or business (i) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)            (i) change any material method of Tax accounting, (ii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, (iii) settle or compromise any material Tax audit, assessment, claim or other Proceeding, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar Tax agreement (which this (iv) does not include any customary commercial agreement entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), (v) surrender or allow to expire any right to claim a refund of material Taxes or (vi) consent to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of material Taxes, in each case, that could reasonably be expected to have an adverse and material impact on SPAC;

(l)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(m)            change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or as required by any Governmental Entity;

(n)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(o)            except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Material Contract of the type described in Section 4.18 (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(p)            form any Subsidiary; or

(q)            enter into any Contract to take, or cause to be taken, any of the foregoing actions set forth in clauses (a) through (o) other than the entry into additional Subscription Agreements or PIPE Subscription Agreements pursuant to which SPAC agrees to issue and sell on the Closing Date SPAC Shares as additional PIPE Financing.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.

Section 5.10            Nasdaq Listing; SPAC Delisting. NewPubco, SPAC and the Company shall use their respective reasonable best efforts to cause: (a) NewPubco’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) NewPubco to satisfy all applicable initial listing requirements of Nasdaq; and (c) the NewPubco Ordinary Shares and NewPubco Warrants issuable in accordance with this Agreement, including pursuant to the Equity Exchange and the Merger, and the NewPubco Ordinary Shares that will become issuable upon the exercise of the NewPubco Warrants, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. SPAC shall pay, on behalf of NewPubco, all fees of Nasdaq in connection with the application to list and the listing of NewPubco Ordinary Shares and NewPubco Warrants on Nasdaq. The Company, NewPubco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Shares and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective NewPubco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by NewPubco) as of the Closing Date or as soon as practicable thereafter.

Section 5.11            Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VI and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Shareholder Redemption, (B) immediately upon Closing (as permitted by the Trustee) pay all Unpaid Company Expenses, Unpaid SPAC Expenses and Unpaid SPAC Liabilities and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to an account designated by the Company in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12            Israeli Securities Law Approvals and TASE Delisting; Section 350 Proceeding; Company Equityholder Approval.

(a)             Following the date hereof, the Company shall cause its Israeli counsel, in coordination with SPAC’s Israeli counsel, to prepare and file:

(i)            with the ISA, an application for the Israeli Securities Law Approvals, to the extent required,

(ii)           with the TASE, an application for delisting of the Company Ordinary Shares effective as of the Closing, and

(iii)          with the appropriate Israeli Court, the motion to initiate the Section 350 Proceeding.

(b)            In the context of the Section 350 Proceeding, the Company shall use its commercially reasonable efforts to establish the record date for, duly call and give notice of, convene and hold a meeting of the Company Shareholders and the holders of Company Equity Awards, it being understood that the Company may be required to hold separate meetings of the Company Shareholders, the holders of Company Options and the holders of Company RSUs (collectively, together with any adjournment or postponement thereof, the “Company Equityholders Meetings”), at such time as shall be agreed with SPAC, in each case in accordance with the Governing Documents of the Company and the Laws of the State of Israel, at which the Company Shareholders and the holders of Company Equity Awards shall vote on the Company Equityholder Proposals applicable to them. The Company may adjourn the Company Equityholders Meetings, if necessary, to permit further solicitation of approvals because there are not sufficient votes to approve and adopt the Company Equityholder Proposals or because of the absence of a quorum. Furthermore, there are additional Company Equityholder Proposals that will be formulated in the course of the Section 350 Proceeding pursuant to which the Company Board will resolve to recommend to the Company Shareholders each of such additional matters set forth in the Company Equityholder Proposals after the date of this Agreement.

Section 5.13            Indemnification; Directors’ and Officers’ Insurance.

(a)            To the maximum extent permitted under applicable Law and Section 5.13(b), all rights to indemnification or exculpation now existing in favor of the directors and officers of the SPAC and the Company, as provided in the Governing Documents of SPAC and the Company, as applicable, or otherwise in effect as of immediately prior to the Merger Effective Time solely with respect to any matters occurring on or prior to the Merger Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Merger Effective Time for a period of six (6) years and NewPubco shall perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. The indemnification and liability limitation or exculpation provisions of the Governing Documents of the Company and SPAC as are in effect as of the Closing shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Merger Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Merger Effective Time, or at any time prior to such time, were directors or officers of the Company and SPAC (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Merger Effective Time and relating to the fact that such D&O Person was a director or officer of the Company or SPAC immediately prior to the Merger Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            NewPubco shall not have any obligation under this Section 5.13 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            For a period of six (6) years after the Merger Effective Time, (i) the Company (after the Equity Exchange) and (ii) the Surviving Company, shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered (whether directly, via endorsement or otherwise) by any comparable insurance policies of the Company or SPAC, as applicable, in effect as of the date of this Agreement with respect to matters occurring on or prior to the Merger Effective Time (i.e., “tail coverage”). Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s or the Company’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of this Agreement (provided that any limitations or exclusions in, or provided under, the existing policies relating to a Business Combination shall be removed therefrom and such policies shall, for the avoidance of doubt, be effective from an after the consummation of the Transactions) and shall be obtained from an insurance carrier with the same or better credit rating as the current insurance carrier of SPAC and the Company with respect to directors’ and officers’ liability insurance; provided that the Company and the Surviving Company shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the most recent annual premium paid by the Company or SPAC, as applicable, prior to the date of this Agreement and, in such event, the Company and the Surviving Company shall purchase the maximum coverage available for two hundred percent (200%) of the most recent annual premium paid by the Company or SPAC, as applicable, prior to the date of this Agreement.

(d)            If NewPubco, the Surviving Company or the Company, or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of NewPubco, the Surviving Company or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.13.

(e)            The D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and/or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Surviving Company.

Section 5.14            Post-Closing Directors and Officers. NewPubco shall take all actions reasonably necessary or appropriate such that effective immediately after the Merger Effective Time:

(a)            the NewPubco Board shall initially consist of up to seven (7) directors, which shall initially include:

(i)            two (2) directors designated solely by SPAC;

(ii)            up to five (5) directors designated by the Company; provided, that if the Company designates more than three (3) directors, then any additional directors designated by the Company shall be approved by SPAC; provided further, that all directors to the NewPubco Board shall be agreed upon by April 30, 2024;

(b)            at least a majority of the directors of the NewPubco Board shall qualify as “independent directors” and otherwise meet the requirements as specified in the rules and regulations of the SEC and Nasdaq; and

(c)            the officers of NewPubco (the “Officers”) shall be the individuals set forth on Section 5.14 of the Company Disclosure Schedules.

Section 5.15            PCAOB Financials.

(a)            As promptly as reasonably practicable, the Company shall deliver to SPAC the financial statements required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company, NewPubco and/or SPAC with the SEC in connection with the Transactions (including the financial statements for the fiscal years ended December 31, 2021 and December 31, 2022). All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company, NewPubco and/or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with IFRS applied on a consistent basis (except as may be indicated in the notes thereto) throughout the periods indicated, (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the audited financial statements of the Company, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the audited financial statements of the Company and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

(b)            The Company shall use its commercially reasonable efforts (i) to assist, upon reasonable advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.16            Post-Closing NewPubco Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the NewPubco Board shall approve and adopt an equity incentive plan in a form to be mutually agreed between NewPubco, SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) in the manner prescribed under applicable Laws, effective as of the Closing Date, which shall provide for (a) an aggregate share reserve thereunder equal to ten percent (10%) of the number of NewPubco Ordinary Shares on a fully diluted basis at the Closing, subject to any adjustments as set forth thereof and (b) an increase commencing on January 1, 2025 and continuing annually on the anniversary thereof through (and including) January 1, 2034, equal to one percent (1%) of the number of NewPubco Ordinary Shares on a fully diluted basis on the last day of the immediately preceding calendar year.

Section 5.17            Post-Closing Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the NewPubco Board shall approve and adopt an employee stock purchase plan (“ESPP”) in a form to be mutually agreed between SPAC, NewPubco and the Company (such agreement not to be unreasonably withheld, conditioned or delayed), in the manner prescribed under applicable Laws, effective as of the Closing Date, which shall provide for (a) an initial aggregate share reserve thereunder equal to ten percent (10%) of the number of NewPubco Ordinary Shares on a fully diluted basis at the Closing, subject to any adjustments as set forth in such ESPP, and (b) an increase commencing on January 1, 2025 and continuing annually on the anniversary thereof through (and including) January 1, 2034, equal to one percent (1%) of the number of NewPubco Ordinary Shares on a fully diluted basis on the last day of the immediately preceding calendar year.

Section 5.18            PIPE Investment. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a)            The Company, NewPubco and SPAC shall use their commercially reasonable efforts to (i) obtain additional PIPE Financing, enforce the obligations of the new subscribers (“PIPE Investors”) under new Subscription Agreements (“PIPE Subscription Agreements”), and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. SPAC and the Company shall each use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the other Parties and their Representatives in connection with the matters specified in this Section 5.18. If reasonably requested by the Company, or SPAC, as applicable, the other Party shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing.

(b)            Unless otherwise consented in writing by each of the Company and SPAC, NewPubco or SPAC shall not amend, modify or waive any provisions of any PIPE Subscription Agreements without the prior written consent of the Company; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company, so long as SPAC or NewPubco has provided to the Company no less than five (5) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions. Without limiting the generality of the foregoing, the Company, SPAC or NewPubco, as applicable, shall each give the other Parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreements known to the Company, SPAC or NewPubco, as applicable; (B) of the receipt of any notice or other communication from any PIPE Investors by the Company, SPAC or NewPubco, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (C) if the Company, SPAC or NewPubco, as applicable, do not expect NewPubco to receive, all or any portion of the PIPE Financing proceeds on the terms, in the manner or from one or more PIPE Investors.

Section 5.19            Company Permitted Interim Financing. The Company shall keep SPAC reasonably informed with respect any Company Permitted Interim Financing.

Section 5.20            Post-Closing Officer and Director Remuneration. As soon as practicable after the execution of this Agreement, the Company shall retain an independent compensation consultant to conduct a benchmark analysis of the compensation packages for officers and directors of public market companies that are comparable to the Company (the “Benchmark Analysis”) in order to provide compensation packages to the officers and directors of the Company after the Closing Date that are in line with public market practices. The Benchmark Analysis, as well as the recommendations contained therein, shall be presented to the Company’s Compensation Committee and Company Board in connection with their review and approval of such compensation packages by April 30, 2024, which shall, subject to the receipt of any required approval of the Company Shareholders, be effective as of the Closing Date.

Section 5.21            Transaction Support Agreements. The Company shall use its reasonable best efforts to cause the Key Company Shareholders to enter into transaction support agreements, each in substantially the same form as the Transaction Support Agreement set forth on Exhibit B hereto, such that the aggregate voting power in the Company of such Company Shareholders, when combined with the aggregate voting power in the Company of the Supporting Company Shareholders who have already entered into Transaction Support Agreements, will be sufficient as of the time of the Company Equityholders Meetings to obtain the Company Equityholder Approval.

Section 5.22            Further Assurances. If, prior to the Merger Effective Time, the applicable parties hereto are unable to obtain the Israeli Securities Law Approval, the Section 350 Approval, the Israeli Tax Rulings, or any other Consent from a Governmental Entity necessary to effectuate the Transaction, each of SPAC, the Company, NewPubco and Merger Sub shall use (and the Company shall cause each of its Subsidiaries to use) its commercially reasonable efforts to (a) take all such actions that are necessary, proper or appropriate to consummate the Transactions, including negotiating in good faith to modify the structure of the Transactions (provided that such modifications do not materially adversely affect the other parties hereto) and the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions; and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the Transactions.

Article VI.
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1            Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Party for whose benefit such condition exists of the following conditions:

(a)            all applicable waiting periods (and any extensions thereof), if any, under the HSR Act with respect to the Transactions, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity not to close the Transactions, shall have expired or been terminated;

(b)            there shall not have been entered, issued, enacted or promulgated any Law or Order enjoining, prohibiting, restricting or making unlawful the consummation of the Transactions;

(c)            the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)            the Company Equityholder Approval shall have been obtained;

(e)            the SPAC Shareholder Approval shall have been obtained;

(f)            the Israeli Securities Law Approvals shall have been obtained;

(g)            the Section 350 Approval shall have been obtained;

(h)            the Israeli Tax Rulings shall have been obtained;

(i)            the approval of the IIA to the Transactions; and

(j)            the NewPubco Ordinary Shares and NewPubco Warrants (including, for the avoidance of doubt, the NewPubco Ordinary Shares and NewPubco Warrants to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 6.2            Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by SPAC of the following further conditions:

(a)            (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in ARTICLE III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SPAC.

(e)            At or prior to the Closing, the Key Company Shareholders shall have delivered to the SPAC countersigned copies of the Registration Rights and Lock-Up Agreement.

Section 6.3            Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Company of the following further conditions:

(a)            (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of SPAC set forth in ARTICLE IV (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SPAC Material Adverse Effect;

(b)            SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no SPAC Material Adverse Effect has occurred that is continuing;

(d)            the Aggregate Transaction Proceeds shall be greater than or equal to $20,000,000 (the “Minimum Cash Condition”), provided, that if the Company has been presented with a term sheet(s) for PIPE Financing or Additional Financing (x) with respect to debt financings, where the term sheet(s) provide for an interest rate at or below the rate set forth on Schedule 6.3(d) and (y) with respect to Equity Financings or debt convertible into equity, where the conversion is an the Company Equity Value, and the Company has refused to accept such term sheet(s), then this condition shall be deemed to have been waived by the Company; provided, however, that if the Company refuses to accept such terms sheet(s) because it, reasonably and in good faith, believes that the terms (other than interest or conversion price in such terms sheet(s)) and/or such debt financing, Equity Financing or debt convertible into equity, taken as a whole, will materially and adversely affect the financial or operational position of the Company, then this condition shall not be deemed to have been waived by the Company;

(e)            at the Closing, SPAC shall have delivered to the Company an executed resignation from each director and officer of SPAC other than those listed on Exhibit F;

(f)            at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a), Section 6.3(b) and Section 6.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(g)            at or prior to the Closing, Sponsor shall have delivered to the Company a countersigned copy of the Registration Rights and Lock-Up Agreement.

Section 6.4            Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was proximately caused by the Company’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement or use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. SPAC may not rely on the failure of any condition set forth in this ARTICLE IV to be satisfied if such failure was proximately caused by either of SPAC’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement or use commercially reasonable efforts to cause the Closing to occur, as required by Section 5.2.

Article VII.
TERMINATION

Section 7.1            Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of SPAC and the Company;

(b)            by SPAC, if any of the representations or warranties set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within thirty (30) days after written notice thereof is delivered to the Company by SPAC; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)            by the Company, if any of the representations or warranties set forth in ARTICLE IV shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within thirty (30) days after written notice thereof is delivered to SPAC by the Company; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)            by either SPAC or the Company, if the Transactions have not been consummated on or prior to September 30, 2024 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) that the Termination Date shall be automatically extended to (x) October 31, 2024 if the Registration Statement is initially filed after February 14, 2024, and (y) December 15, 2024, if the irrevocably committed amount of the Aggregate Transaction Proceeds is more than the Minimum Cash Condition;

(e)            by either SPAC or the Company, if any Governmental Entity shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that (i) the right to terminate this Agreement under this Section 7.1(e) shall not be available to SPAC if (A) SPAC’s failure to fulfill any covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, such Order, Law or other action or (B) SPAC is in material breach of its covenants or obligations under this Agreement on such date and (ii) the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company if (A) the Company’s failure to fulfill any covenant or obligation under this Agreement has been the primary cause of, or primarily resulted in, such Order, Law or other action or (B) the Company is in material breach of its obligations under this Agreement on such date;

(f)            by either SPAC or the Company if the SPAC Shareholders Meeting has been held (including any adjournment thereof), has concluded, SPAC Shareholders have duly voted and the SPAC Shareholder Approval was not obtained;

(g)            by either SPAC or the Company if the Company Equityholders Meetings has been held (including any adjournment thereof), has concluded, Company Shareholders have duly voted and the Company Equityholder Approval was not obtained;

(h)            by the Company in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.6;

(i)            by SPAC in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.6; or

(j)            by the Company if by June 30, 2024 (the “Minimum Equity Financing Proceeds Termination Date”) and based on the status of the PIPE Financing and Equity Financing, as of the Minimum Equity Financing Proceeds Termination Date, the irrevocably committed aggregate amount of the PIPE Financing plus the Equity Financing is less than $5,000,000; provided, however, that that if potential investors have presented the Company with one or more term sheets for aggregate PIPE Financing and Equity Financing on terms that the SPAC reasonably and in good faith believes to be “market”, equal to or in excess of $5,000,000 prior to the Minimum Equity Financing Proceeds Termination Date and the Company has, acting reasonably and in good faith, refused to accept such term sheet(s), then the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(j); provided, however, that if such term sheet(s) provide terms that value the Company equity value less than the Company Equity Value (without taking into account any parallel transactions) and the Company refuses to accept such terms sheet(s) because it, reasonably and in good faith, believes that the terms in such terms sheet(s) (i) are not “market” or (ii) will materially and adversely affect the financial or operational position of the Company, then the Company shall be entitled to terminate this Agreement pursuant to this Section 7.1(j).

(k)            By the SPAC if the SPAC has not received, by 11:59 p.m. Israel time on the date that is 14 days after the execution of this Agreement, countersigned copies of the Transaction Support Agreement from (i) Key Company Shareholders representing at least 30% of the outstanding voting power of the Company and (ii) the officers of the Company.

(l)            By the SPAC if the SPAC has not received, by 11:59 p.m. Israel time on the date that is 30 days after the execution of this Agreement, countersigned copies of the Transaction Support Agreement from Key Company Shareholders representing at least a majority of the outstanding voting power of the Company.

Section 7.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) the confidentiality obligation set forth in Section 5.3(a), this Section 7.2, ARTICLE I and ARTICLE VIII (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for Fraud or (ii) any Person’s Liability under any Subscription Agreement, PIPE Subscription Agreement, the Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Section 7.3            Termination Fee.

(a)            In the event that this Agreement is terminated by the Company pursuant to Section 7.1(h) or by SPAC pursuant to Section 7.1(i) (as applicable, the “Terminating Party”), then the Terminating Party, shall pay, or cause to be paid, to the other Party, within thirty (30) days of such termination, an amount equal to the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by such Party.

(b)            The Parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the Parties to enter into this Agreement. The Parties acknowledge and agree that (i) in no event shall the Terminating Party be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable upon the occurrence of different events, and (ii) notwithstanding that SPAC or the Company, as applicable, may have the right to simultaneously seek specific performance of the Terminating Party’s obligation to consummate the Closing, on the one hand, and the Termination Fee, on the other hand, it may only obtain either specific performance of the Terminating Party’s obligation to consummate the Closing, on the one hand, or the Termination Fee, on the other hand. Notwithstanding anything to the contrary in this Agreement (subject to such Party’s right to seek specific performance pursuant to this Agreement, as and to the extent permitted thereunder), if SPAC or the Company, as applicable, is entitled to receive the Termination Fee pursuant to this Section 7.3, such Party’s right to receive payment of the Termination Fee shall be the sole and exclusive remedy of such Party and its Affiliates against the Terminating Party or any of the Terminating Party’s non-party Affiliates for any breach of this Agreement (including any failure to consummate the Closing in accordance herewith) or otherwise under this Agreement or arising out of or related to the Transactions, and upon payment of the Termination Fee, the Terminating Party and its Affiliates shall have no any liability or obligation of any kind or nature relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise. SPAC and the Company further agree that, in the event of termination of this Agreement, the maximum aggregate liability of the Terminating Party under this Agreement shall be limited to an amount equal to the Termination Fee and in no event shall seek to recover, or be entitled to recover, from the Terminating Party or its Affiliates any monetary damages of any kind, character or description in excess of such amount.

Article VIII.
MISCELLANEOUS

Section 8.1            Non-Survival. The representations and warranties of SPAC and the Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, and only the covenants that by their terms survive the Merger Effective Time and this Article VIII shall survive the Merger Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Merger Effective Time against any Party, any Company Non-Party Affiliate or any SPAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Merger Effective Time shall so survive the Merger Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Merger Effective Time shall so survive the Merger Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Merger Effective Time shall so survive the Merger Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2            Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents), the Confidentiality Agreement, and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the Parties, except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement. No Party shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties (including the Sponsor after the Closing). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.2 shall be null and void, ab initio.

Section 8.3            Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be null and void, ab initio.

Section 8.4            Notices. All notices, requests, claims, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)) during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, to:

Israel Acquisitions Corp
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attention: Ziv Elul; Sharon Barzik Cohen
Email: ziv@israelspac.com; sharon@israelspac.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
2850 N. Harwood Street, Suite 1500

Dallas, Texas 75201
Attention: Lynwood Reinhardt
E-mail: lreinhardt@reedsmith.com

and

Naschitz, Brandes, Amir & Co.

5 Tuval Street

Tel Aviv 6789717, Israel

Attention: Tuvia Geffen and Asi Moravchick

Email: tgeffen@nblaw.com; amoravchick@nblaw.com

(b)	If to the Company, to:

Pomvom Ltd.,
35 Hamasger St., Tel Aviv, Israel
Attention: Yehuda Minkovicz, CEO
Email: yehuda.minkovicz@pomvom.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP
One Vanderbilt Avenue
New York, NY 10017
Attention: Eyal Peled
E-mail: Eyal.Peled@gtlaw.com

and

Goldfarb Gross Seligman & Co.

1 Azrieli Center, Round Tower

Tel Aviv 6701101, Israel

Attention: Aaron M. Lampert

Email: aaron.lampert@goldfarb.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5            Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, or in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York; provided that provisions related to the matters set forth in Article II that relate to the effectuation of the Equity Exchange, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be exclusively governed by the Laws of the State of Israel; and provided, further, that provisions related to the matters set forth in Article II that relate to the effectuation of the Merger shall be exclusively governed by the Laws of the Cayman Islands.

Section 8.6            Fees and Expenses.

(a)            Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (b) if the Closing occurs, then immediately upon the Closing (as permitted by the Trustee) the Surviving Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses. If, immediately prior to or at the Closing, there is a Transaction Expenses Cap Excess, SPAC shall be required to obtain the prior written consent of the Company to incur such Transaction Expenses Cap Excess; provided that, in the event of incurrence of Transaction Expenses Cap Excess by SPAC without the prior written consent of the Company, SPAC shall cause Sponsor to irrevocably forfeit and surrender a number of NewPubco Ordinary Shares equal to (i) the amount of the Transaction Expenses Cap Excess divided by (ii) $10.00, to NewPubco for no consideration and SPAC shall, and shall cause Sponsor to, take any other action reasonably requested by the Company to evidence such forfeiture and surrender.

(b)            At least five (5) Business Days prior to the Closing Date, SPAC shall cause the Chief Financial Officer of SPAC (solely in his capacity as such) to deliver to the Company a certificate certified by such Chief Financial Officer (solely in his capacity as such) setting forth SPAC’s good faith estimate of the SPAC Expenses, including reasonable supporting materials and invoices for the amount of each item included in the SPAC Expenses.

(c)            At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company (solely in his capacity as such) to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his capacity as such) setting forth the Company’s good faith estimate of the Company Expenses, including reasonable supporting materials and invoices for the amount of each item included in the Company Expenses.

Section 8.7            Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor their respective counsels, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) reference from or through any date mean from and including or through and including such date, respectively, (j) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (k) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (l) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located at datasite.com under the project name “ISRL POMVOM” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (m) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (n) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8            Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE III (in the case of the Company Disclosure Schedules) or ARTICLE IV (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. Certain information set forth in the Company Disclosure Schedules and the SPAC Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed under this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 8.9            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns and, except as provided in Section 5.11 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.13 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.12 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10            Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11            Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12            No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby.

Section 8.13            Extension; Waiver. The Company, prior to the Closing, and the Company and the Sponsor, after the Closing, may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.14            Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15            Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.16            Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties may be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.16 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.17            Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 8.18            Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-263658) on January 17, 2023 (the “SPAC Prospectus”). The Company acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the SPAC Prospectus, SPAC may disburse monies from the Trust Account only in the express circumstances described in the SPAC Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself, its shareholders, and its Affiliates that, none of the Company, its shareholders nor any of its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or any of its Representatives or Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself, its shareholders and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Representatives or Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). Notwithstanding the foregoing, nothing contained in this Section 8.18 shall serve to limit or prohibit (x) the Company’s right to pursue a claim against SPAC for breach for legal relief against assets held outside the Trust Account (other than distributions therefrom to Public Shareholders), for specific performance or other non-monetary relief, or (y) any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (excluding distributions therefrom directly to Public Shareholders) and any assets that have been purchased or acquired with any such funds).

* * * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ISRAEL ACQUISITIONS CORP

By:	/s/ Ziv Elul
Name: Ziv Elul
Title: Chief Executive Officer

POMVOM LTD

By:	/s/ Yehuda Minkovicz
Name: Yehuda Minkovicz
Title: Chief Executive Officer

By:	/s/ Alon Shtruzman
Name: Alon Shtruzman
Title: Chairman of the Board

[Signature Page to Business Combination Agreement]

Schedule 1.1

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Schedule 6.3(d)

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